UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL FINANCIAL REPORT

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

INNOVEGA INC.

(Exact name of issuer as specified in its charter)

Delaware	80-0203668
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

11900 NE 1st St, Ste. 300, Bellevue Washington	98005
(Address of principal executive offices)	(Zip code)

(425) 214-7300

(Issuer’s telephone number, including area code)

Series A-1 Preferred

(Title of each class of securities issued pursuant to Regulation A)

In this report (the “Annual Financial Report) the term “Innovega”, “we”, “us”, “our” or “the company” refers to Innovega Inc., and the term “Series A-1 Offering” refers to the company’s Regulation A – Tier 2 offering of Series A-1 Preferred Stock that was qualified by the SEC on January 21,2022 and ended on September 30, 2022.

THIS ANNUAL FINANCIAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL FINANCIAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

I

Item 1.

Business

Overview

Innovega was incorporated under the laws of the State of Delaware on June 16, 2008, as “Innovega Inc.” Innovega is developing a product solution architecture for Extended Reality (XR) eyewear which includes the categories of Augmented, Virtual and Mixed Reality (AR, VR, MR). The Extended Reality eyewear is enabled by a novel smart contact lens or a surgically implanted intraocular lens. We developed and have prototype contact lenses, intraocular lenses and prototype display eyewear. These contact lenses and intraocular lenses include proprietary two-state light polarizing filters and the display eyewear include proprietary features and operating software. Innovega intends to license its technology to companies who will produce and market the Extended Reality system for applications including anytime and anywhere information and entertainment; telecommunications; gaming; defense, security and intelligence, enterprise; surgical visualization and telemedicine; athletic training and sports analytics; and quality of life enhancement for the sensory impaired including the visually impaired and legally blind, hearing impaired and those suffering cognitive impairment.

We are developing a display eyewear system for Extended Reality applications, that includes Augmented Reality, Virtual Reality and Mixed Reality. Our Extended Reality eyewear system comprises novel, disposable, smart contact lenses or surgically implanted intraocular lenses, and lightweight, stylish display eyewear. We have developed prototype contact lenses, intraocular lenses and display eyewear. The contact lenses and intraocular lenses are regulated medical devices and require a market clearance or an approval from regulatory bodies before commercialization. Present contact lenses include proprietary two-state light polarizing filters and, in the future, may include other filter components. The display eyewear includes a micro-display screen, electronics, operating software and depending on the application, may include cameras and other sensors.

The contact lenses are currently at the Phase III clinical investigation level pursuant to FDA market clearance for the new lens material for standard daily wear indications. A subsequent de novo clinical trial must be conducted for the new indication for viewing a near eye wearable display. While daily wear contact lenses are generally classified as Class II, non-significant risk devices, the FDA will make a final ruling for the contact lenses as either Class II, non-significant risk or Class III, significant risk after the de novo submission.

The intraocular lenses are optically designed in prototype form without clinical development. The Phase I physical and chemical properties testing and toxicology testing that is complete for the contact lens is expected to be used for the intraocular lens because the materials and methods of manufacturing are the same. Phase II feasibility clinical investigations are needed as well as pivotal Phase III clinical investigations. The intraocular lenses are expected to require a de novo regulatory path as a Class III, significant risk device due in part to the new indication. We do not have plans in the near term to advance the intraocular lens into clinical development. We intend to demonstrate commercial uptake of the contact lens before taking steps to demonstrate market value of the intraocular lens.

The display eyewear may be submitted to the FDA for a market clearance as a Class I device before commercialization at the discretion of our licensees based on the health related marketing claims they choose to make about the commercial application for the target market.

The first Phase I clinical development of the contact lens material began in 2014, with physical and chemical properties assessment and toxicology testing. The first of three phase II clinical testing rounds was conducted at The Ohio State University under The Ohio State University Institutional Review Board approval. The purpose of the first Phase II clinical investigations was to determine the lens parameter combinations and range for achieving proper lens to eye relationships for the material. In the first round of the investigation, twenty-three subjects were exposed to multiple lenses having a plurality of designs under a design of experiments to determine a suggested lens design.

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A second Phase II Round at The Ohio State University under The Ohio State University Institutional Review Board approval included the dispensing of up to 5 pairs of lenses for full day wearing for twenty-two subjects followed by dispensing one pair of lenses for up to 30 days of daily wearing. These lenses included a non-rotating feature to orientationally stabilize the lenses as required for the future inclusion of a light polarizing filter. The endpoints included lens comfort and symptoms, visual acuity, lens to eye relationship, lens orientation and orientational stability, biomicroscopic examination of the eyes before and after lens exposures, and ease of lens handling and removal.

A third Phase II Round at The Ohio State University under The Ohio State University Institutional Review Board approval used lenses that included a first-generation light polarizing filter, center lenslet and a non-rotational feature to orientationally stabilize the polarizer filter in the lenses. The purpose of Round 3 was to include the polarizer filter and center lenslet and assess distance visual acuity, display vision, and the impact of the polarizer filter light attenuation on the night-time vision of a subset of the subjects. Seventeen subjects from Round 2 served as clinical subjects in Round 3. Lenses were applied to 34 eyes of 17 subjects for clinical evaluation including distance visual acuity, lens centration, movement, orientation, orientational stability, comfort and display vision assessment. Three of the subjects were dispensed the lenses and asked to wear them after dark and to go outside to assess the impact of the light attenuation on their vision. They were instructed to not operate a motor vehicle.

The summary of the clinical report from the Principal Investigator reads, “The three rounds of testing provide product feasibility for the wear-ability of the lens material. The lens design with an increased thickness profile in combination with the orientation stabilizing double-slab off feature, the high-powered center micro-lens and the gas permeable linear polarizer demonstrated feasibility for distance visual acuity, display visual acuity, comfort, centration, angular orientation, stability of orientation, surface wetting, freedom from surface deposition with multiple wearing days up to 30 days, and ability to be applied and removed.”

Two additional Phase II clinical investigations were conducted at The Ohio State University in 2019. One feasibility clinical investigation was conducted with 15 normally sighted subjects and the second with 9 visually impaired subjects. The test contact lenses included a third-generation light polarizing filter in conjunction with our prototype display eyewear.

Our Background

Our business is based on our foundational patent, METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION, US patent number 8,520,309, issued August 27, 2013, and more than 70 additional U.S. and international patent cases. Our founding philosophy is that: the resolution, field of view, and 3D potential of a wearable display is enhanced by placing the focusing optics on or in the eye; the bulk and weight of matching display eyewear is reduced by eliminating the optics from the eyewear; the conflict between the alignment of the eyes (vergence) and the focusing of the eyes (accommodation) that creates eye-strain and limits time displays can be comfortably worn is eliminated with the extended depth of field of the eye-borne optics; the vision prescription that is required by the majority of wearers will not require the use of additional eyewear lenses, and, gaze tracking that is required for advanced Mixed Reality is more efficient with the use of a system based on fiducials placed on or in the contact lens or intraocular lens.

We believe the future of Extended Reality eyewear is dependent on the eyewear being lightweight and stylish and the optics being customized to improve the fit and comfort for the majority of users. The display eyewear must be all-day wearable, creating neither physical discomfort nor disturbances to normal vision. We believe that one-size-fits-all display eyewear will not be any more successful than one-size-fits-all glasses would be. We hold that the geometric diversity of human facial features and head shapes will significantly impact the success of mass-produced one-size-fits-all display eyewear. The conventional features of Innovega eyewear support mass-customization that we believe will be necessary.

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We believe that display eyewear should be designed and optimized to fit each user and in doing so will exceed the capabilities of even the most well-designed generic display systems. We believe that the use of patient specific display eyewear will, over time, reduce complication and failure rates and enhance the forecast growth of Extended Reality eyewear in the post mobile phone era.

Principal Products and Services

Our primary business includes licensing our intellectual property and know-how resulting from the process of design, prototyping, testing and patenting smart contact lenses; smart intraocular lenses; gaze tracking; sound management components; display eyewear; and computer program products that enable high resolution, full field of view, free eye-movement, obstruction free peripheral visual field in personalized, lightweight and stylish display eyewear; along with, auditory and visual sensory enhancement systems for display eyewear.

Our business model may also include providing for-fee engineering services and consultation services to display eyewear licensees and to distribution partners in the ophthalmic industry for the purpose of enhancing the success rate with the smart contact lenses and intraocular lenses.

We intend to license the manufacture of the contact lenses and intraocular lenses to large, established ophthalmic industry leaders who are already approved manufacturers and have decades of product specific manufacturing expertise. We intend to license to FDA registered ISO 13485 approved manufacturers with the proper Quality Management Systems and product specific expertise for the contact lenses and intraocular lenses.

We intend to license the manufacture and distribution of the display eyewear to industry leaders for the various applications and to their respective OEMs when applicable. The potential licensees include providers in the fields of anytime and anywhere information and entertainment; telecommunications; gaming; defense, security and intelligence, enterprise; surgical visualization and telemedicine; athletic training and sports analytics; and quality of life enhancement for the sensory impaired including the visually impaired and legally blind, hearing impaired and those suffering cognitive impairment.

Market

Management intends to evaluate the market of visually impaired patients who need vision enhancement to improve their independence and quality of life. We believe we could collaborate with partners to develop a combination iOptik® smart contact lens and eMacula® display eyewear system that would provide the industry’s widest field of view from lightweight, stylish image amplification eyewear. We will determine if there is a global leader in the distribution of aids for the visually impaired that is well positioned to market our system to government agencies and low vision specialists who serve the significantly growing population of those affected by age-related macular degeneration, diabetic retinopathy and other conditions causing central vision loss. Low vision specialists provide services to this population in both private practice settings and in institutional settings like the Veterans Health Administration System. In order to select such a distribution partner or partners we will pursue the following process of assessment:

●	Build a list of the largest companies that serve the low vision and legally blind markets
●	Narrow this list to those who are dominant in US, Europe, and UK markets as the FDA market clearance and CE Marking that Innovega intends to secure, would provide regulatory paths for licensees to sell in these important markets
●	Interview prospects who have established channels that supply electronic or similar devices for use by visually impaired and legally blind patients
●	Select one or more distribution partners, by iOptik® contact lenses or intraocular lenses, eMacula® eyewear or product, or by specific sales geographic territories.

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Most visually impaired patients are female and 60 years of age and older and the prevalence accelerates above age 60 because of the impact of AMD. The current number of those suffering from some form of AMD in the United States is approximately 11 million people and expected to reach 22 million people by 2050. As the U.S. population ages, led by the baby boomers who comprise of 73 million of the U.S. population, a strong correlative affect in AMD cases is predicted. The risk of vision impairing AMD between the ages of 50-59 is only 2% and increases to over 30% for those over 75. The number of people living with AMD globally is approximately 196 million and set to increase to 288 million by 2040. The substantial increase is due, mainly, to the large aging population as well as the increase in life expectancy.

Visually impaired patients need assistance to maintain employment and independent living. The segment younger than 70 have the greatest need to support their employment and productivity. Those over age 70 have the need for independent living and quality of life.

The Veterans Health Administration report providing coverage for rehabilitation assessment and training to improve independence and quality of life, for low vision devices and training in their use, and for electronic and mechanical aids including adaptive computers and computer-assisted devices such as reading machines and electronic aids.

Management believes that the market growth for wearable display aids for the visually impaired will be greater than the growth of the overall population with visual impairment primarily because of the limited market penetration of the current competitors. We pay close attention to the market uptake of the current generation of competitive products. While no independent analysis reporting the number of users of competitive products has been sourced, we believe the total of all the brands of display eyewear combined in use by the visually impaired in the U.S. is approximately 10,000. We believe this low penetration of wearable display devices for the visually impaired is due to the narrow field of view, or low resolution, or bulky and unattractive appearance, or inadequate software and user interface technology, or lack of adjustment and personalization of the display eyewear.

Management also believes that existing wearable display image enhancement technology penetration for the visually impaired is inordinately low and that customized display eyewear with wide field of view and high resolution, with advanced software and user interface design in lightweight and stylish eyewear could significantly change the desire of low vision specialists to prescribe wearable display technology for their visually impaired patients. The demand for vision enhancement is present in the majority of visually impaired individuals who are otherwise healthy and driven to live more active and independent lifestyles or to perform at higher levels in their academic and vocational pursuits. Our lens and eyewear combination is a medical device and will be prescribed by clinicians rather than purchased over the counter, online or through less sophisticated delivery systems. We believe we are in a prime position to capitalize on this underserved and growing market with the technology and product infrastructure we are developing.

While management will begin exploring the opportunity to improve the lifestyle of this patient market, it will simultaneously evaluate licensee partners who might drive geographical expansion and to leverage design and readiness of manufacture of our eyewear for other vertical markets. We will then define and develop opportunities to meet much higher potential demands in consumer and mass-markets.

VR and AR will offer exciting interfaces into metaverse worlds where most everyone will be given opportunities to work, play, and learn. Today’s existing smart phones will provide initial connectivity to smart glasses, and it is believed by many that XR eyewear will ultimately become the dominant media and telecommunications interface.

Summarized below and in Forbes magazine’s April 22, 2022 edition, are the most recent forecasts relating to growth of AR, VR, MR and our use of the metaverse:

●	The number of AR users in the U.S. will exceed 100 million before the end of 2025;
●	By 2026, 25% of people will spend at least one hour in the metaverse every day for work, education, shopping and entertainment;
●	By 2026, 30% of organizations will offer products and services for the metaverse; and
●	AR and VR headsets will surpass global game console shipments by as early as 2024 and are likely to become “the entry points of choice into the metaverse.”

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Today, global consulting firm McKinsey & Company offered the following forecast for size and impact of the metaverse and the smart eyewear that will power it:

“…that the metaverse may generate up to $5 trillion by 2030. In addition, more than 80% of commerce could be impacted by activities in the metaverse.”

Competition

Example of those competing in the low vision patient market

The current low vision display eyewear market has several competitive products with solutions that have been proven to increase patients’ vision and quality of life albeit in a narrow field of view, high price point, and in a heavy head mounted device. Currently, the leading brands of competitive products include those from eSight, IrisVision, Acesight, and NuEyes. IrisVision and Acesight use a VR headset form-factor with a wide field of view that provides the patient with usable magnification, but suffers from the serious drawback of being heavy and socially isolating. eSight and NuEyes take the form of bulky goggles with a small field of view that prevents the patient from maintaining context of their environment. Innovega management believes that eSight is the present market leader yet is limited by a less than ideal field of view, greater weight than desired, and an obtrusive appearance when compared to the Innovega smart contact lens and glasses solution.

Management is not aware of any other solution in the market that can enable the visually impaired to see 20/20 equivalent in normal surroundings and when reading at a normal distance with as large a field of view, having as high a resolution and while weighing under three ounces. Since no competitor offers the benefits of Eyeborne™ smart contact lenses or intraocular lenses and companion display eyewear, Innovega intends to further evaluate this market opportunity.

Example of those competing in other vertical markets

Competition in non-patient, vertical markets include glasses-like AR solutions from Microsoft (Hololens), Vuzix eyewear in multiple formats, Alphabet (Google Glass), Magic Leap eyewear, Seiko Epson (Moverio), Lenovo, NReal and others. As with competing products in the low vision application, each fails to deliver on key requirements that the industry believes are essential to succeed in the quickly emerging XR space.

Notwithstanding these challenges to usefulness and wearability of existing products, VR consumer headset markets are maturing, and in particular companies like Meta with their main product Meta Quest 2, and Sony have contributed to sales of tens of millions of VR headsets that are primarily used for gaming. It is expected that demand for AR will increase when companies commercialize more compelling applications and content.

We employ a capital-efficient licensing model that allows a licensee to leverage its existing assets. As an example, an existing manufacturer of contact lenses or electronics devices could negotiate a license to deliver iOptik® lenses or designs of its display eyewear. A company that chooses to leverage its brand or distribution channels may secure a license with Innovega to manufacture or distribute the contact lenses and/or eyewear. We do not plan to directly market finished products. Rather, we view all who plan to participate in advancing the next generation of internet access and the metaverse as our potential licensees and customers.

We plan to expand our business development function to identify best applications and will target best partner prospects.

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Competitive Strengths

We have filed 75 domestic and international patent cases in order to limit competition and to generate revenue and profit for our shareholders.

In 2022, industry thought-leaders described the features that will be essential for successful XR, and created a list of related challenges that the industry must solve. A conclusion drawn was that conventional technologies that allow for achievement of certain features, directly prevent achievement of others. For example, it is believed that display eyewear must deliver highest possible realism, resolution, contrast, brightness and most important, a large field of view experience. At the same time, display eyewear must be lightweight, allow all day wearing, and styled as normal, socially acceptable glasses. Conventional approaches force designers to choose between display realism – the goal of VR headsets – or focus more on wearer comfort, the path of AR glasses. Even so, both are required in the same product.

So far, and after tens of billions of dollars of investment, the wearer is still left to choose between performance or comfort while not enjoying both. The consideration that more than 40% of adults need their vision correction incorporated in their smart glasses adds the need for additional prescription lens inserts that increase the weight and bulk of the eyewear. Binocular vision is complex and sensitive. The majority of users will not accept any form of eyestrain. Attention to simultaneous vision correction in our iOptik® contact lenses and personalized fitting of smart glasses is an Innovega cornerstone.

Today’s industry participants are left to ask which of these conflicting features will users demand the most and will markets be able to scale if not all are provided. Will metaverse markets achieve promised exponential growth if eyewear is heavy, bulky, and blocks social interaction like today’s VR headsets? Will markets grow if eyewear is goggle-like, and displays are too small or not sharp like today’s AR solutions?

Our eyewear designs are configurable across the spectrum of AR, MR, or VR and is designed to meet a far greater range of wearer demands and must-have features than any known commercial eyewear solution. Our system does so without the trade-offs that have so-far limited market growth.

Our contact lens and smart glasses solution is designed to simultaneously deliver:

●	large field of view, panoramic display experience;
●	high-resolution, dynamic range, brightness;
●	integrated real-world vision correction, in the iOptik disposable smart contact lenses; and
●	resolution of binocular conflict to manage eye-strain that is presently a major challenge of the XR industry.

The ability of our Eyeborne™ optics system to simultaneously deliver this combination of features that industry thought-leaders describe as the challenges that will frustrate designers for the coming decade, supports the claim by our management that its eyewear platform is highly novel and innovative. Our ability to protect our technology with more than 70 filed patent cases including 39 issued patents further supports that our contribution is novel and innovative.

Our Innovative Approach

Innovega’s principal innovation over our competition will be our ability to produce customized and personalized extended reality eyewear to enable the time efficient fitting, training and adaptation to the wearable technology. The product solution architecture that we are developing will enable rapid fabrication and mass personalization of the contact lens enabled wearable display technology. The optical approach of removing the optics from the eyewear and placing them on or in the eye is fundamental to expanding the field of view while removing the bulk and weight from the eyewear.

Our technology platform includes:

– multi-patented smart contact lenses and display eyewear configurations

– methods of personalizing the eyewear size parameters

– software algorithm for image capture, enhancement and presentation

– user interface designed with a sensitivity and understanding of the needs of the application based end user.

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The eyewear captures high resolution images while the operating system stabilizes the image, reduces latency and presents the images on the wide and high-resolution displays in the location required for each eye of each user.

The eyewear is designed by a team with years of experience in fitting eyewear. Our staff team, contractors, and advisors previously developed successful market-leading contact lens designs and products. This team has developed the contact lens materials, methods of contact lens manufacturing that include the patented two-state light polarizing filter, rotationally stabilized lens designs, and the systems and methods of fitting our novel iOptik® contact lens.

Standard components such as cameras, processors, power sources, connectivity components and micro displays are sourced from commercial suppliers with global distribution that will enable the scaling of manufacture of eyewear across multiple geographies. Inventory will typically be secured by standard purchase order agreements. In certain cases, Innovega will define customized components that its licensees will require. Innovega may then pay non-recurring engineering fees to develop these components and in certain cases may negotiate joint development and supply agreements that would ensure their future availability.

Generic one-size-fits-all AR and VR glasses ignore the geometric diversity of human heads, human nose shapes and sizes, human eye locations, and human ear heights and locations. The result is eyewear that is far too large for those with small heads and to narrow for those with wide heads. The universal size eyewear generally sits too far in front of the face and are experienced as heavy on the nose. Some currently commercialized designs require a head-strap or head-band to secure the heavy eyewear to the head. To our knowledge, there is currently no commercially viable offering for customizing display eyewear in the same manner that normal spectacle eyewear is personalized. All current systems fail to solve the eyestrain caused by vergence-accommodation conflict experienced users of binocular systems. Most systems attempt to manage the differences in the distribution of human eye separation by enlarging the usable optical port of their systems which in turn exacerbates the vergence-accommodation conflict by reducing the depth of field.

Our iOptik contact lens approach provides for a smart contact lens containing a two-state light polarizing filter and a micro-lens. The two-state light polarizing filter separates the display light from the non-display normal vision light and the micro-lens focuses the display light while the non-display light path has normal vision correction or no correction for those who do not have a prescription. The iOptik contact lens is a disposable lens and it is prescribed using the same examination that eye care practitioners use for fitting non-rotating soft disposable lenses to correct astigmatism.

Our eyewear design approach includes a fitting system to determine the correct frame size, correct temple length, correct bridge size and location, the correct display position relative to the separation of the eyes, and the correct presets for the camera and display position when performing a number of different visual tasks. We engineered the frame design to produce the thinnest and lightest eyewear with the support of seasoned eyewear frame designers in concert with mechanical and electronic engineers. The novel solutions for resolving the placement of the components while respecting the ultimate goal of normal eyewear appearance are a major achievement.

Feasibility clinical studies at the Ohio State University with fully sighted and visually impaired subjects provided valuable feedback for the design of the iOptik contact lenses and display eyewear. The feedback is incorporated in design changes, software development and user interface design and development. We are in the final phases of product design and development with our first licensee candidate who is a global leader in electronic devices for the visually impaired with a target first product launch upon and subject to receiving our FDA market clearance for the iOptik contact lens.

Sales and Marketing

The specific sales process for each of our product applications is based on the strategy and go-to-market model of our licensees.

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Example of Visually Impaired market

We are employing a licensing business model that holds that the intellectual property including the pending and issued patents, know how, and trade secrets will be licensed to strategic partners who will distribute the contact lenses and display eyewear. In some cases, the partner may also undertake manufacturing or may use third parties for manufacturing the eyewear or contact lenses.

Preferred licensees will ideally bring an existing global sales organization. The serial launch of products is dependent on regulatory approval of the contact lenses in each country. In the United States, it is believed that the Veterans Health Administration with an annual budget of $69 billion and serving 9 million veterans is responsible for up to 50% of purchases of aids for the visually impaired. All of these purchases are by a single provider of low vision care.

Example of Follow-on markets

Additional applications of our technology will follow the concentrated focus on the visually impaired market.

Future target applications include smart lenses and display eyewear for sports training and performance, first responder – intelligence – and defense applications, surgical visualization and telemedicine, enterprise occupational productivity enhancement, telecommunications and anytime-anywhere information and entertainment, and video gaming. These opportunities will advance based on normal scale-driven reduction in cost of goods of our smart glasses and smart contact lenses. Management plans to proceed in each application with a licensing model to allow the market leaders to add our technology to their existing product offerings and channel strength.

Example of markets for contact lens and display eyewear fitting system technology

We may also license our patented technology fitting system to institutions and licensed independent eye care practitioners to enable the fitting of the iOptik® contact lens and the Extended Reality eyewear. The outcomes from the fitting of the iOptik® contact lenses, intraocular lenses and Extended Reality eyewear will be integrated for constant improvement of design, operating systems and user interfaces of the fitting system. The technology fitting systems may also be used for other contact lenses and conventional spectacle frame fitting and selection.

Manufacturing

The Extended Reality eyewear for the visually impaired may be manufactured and distributed by the licensee of our technology. This model substantially reduces the need and use of capital by Innovega.

The contact lens manufacturing processes will be transferred from Innovega to one of the contact lens licensee candidates upon execution of a license agreement and transfer of the manufacturing technology. The licensee will be an existing contact lens manufacturer who has an FDA site approval for manufacturing contact lenses. The licensee is not expected to provide a robust sales and marketing function; rather, they will be trained to provide the support to the eye care professional for proper fitting and case management of the iOptik® contact lenses used in conjunction with the eyewear for each application and market.

Research and Development

R&D initiatives that are underway include: materials research, contact lens component development, contact lens manufacturing process development, contact lens metrology, display eyewear industrial design, photonics and electronic design and engineering, and software and user interface development.

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R&D amounted to $2,021,574 and $1,650,603 for the years ended December 31, 2022 and 2021, respectively. During 2023, we estimate we could spend more than $2 million to fund future R&D initiatives.

Employees

As of December 31, 2022, we had a total of eleven employees, 9 of which are full-time and 2 of which are part-time, and 4 contractors.

Government Regulation

Medical products and devices are regulated by the FDA in the United States and can be regulated by foreign governments for devices sold internationally. The FDCA and regulations issued by the FDA regulate testing, manufacturing, packaging and marketing of medical devices.

In order to market in the U.S. a Class I, II or III device intended for human use, for which a premarket approval application (“PMA”) is not required, we must submit a 510(k) to the FDA unless the device is exempt from 510(k) requirements of the FDCA. A 510(k) is a premarket submission made to the FDA to demonstrate that the device to be marketed is as safe and effective (i.e., substantially equivalent) to a legally marketed device. We must compare our device to one or more similar legally marketed devices and make and support their substantial equivalence claims.

Until we receive a letter finding the device is substantially equivalent, we may not proceed to market our device. Once our device is determined to be substantially equivalent, it can then be marketed in the U.S. The substantially equivalent determination is typically made within 90 days of submission and is made based on the information submitted by us. If the FDA determines that a device is not substantially equivalent, the applicant may:

●	resubmit another 510(k) with new data;

●	request a Class I or II designation through the de novo classification process;

●	file a reclassification petition; or

●	submit a PMA.

All manufacturers including specification developers of Class II and III devices and select Class I devices are required to follow design controls during the development of the device. The holder of a 510(k) must have design control documentation available for FDA review during a site inspection. In addition, any changes to the device specifications or manufacturing processes must be made in accordance with the Quality System regulation and may be subject to a new 510(k).

Under the current regulations and standards, we believe that our products and devices are subject to general controls, including compliance with labeling and record-keeping rules. In addition, our medical devices require pre-market clearance, which for our daily wear contact lenses, classified as non-significant risk or Class II devices, will require a 510(k) premarket notification submission.

Medical devices are also regulated for the United Kingdom and European Union markets and must comply with the specific European Directives set forth by the European Commission. The Medical Device Directives (MDD): AIMDD 90/385/EEC; MDD 93/42/EEC; IVDMDD 98/79/EC must be satisfied. Proof that our products comply with the essential requirements of these CE directives requires affixing a CE mark to them. Contact lenses are classified as Class IIb Medical Devices in this system. We plan to submit to the CE mark process after receiving FDA market clearance and anticipate that the pre-clinical testing and clinical trials conducted for the FDA market clearance or approvals will also serve as the clinical investigation support for the CE mark process. In addition, our licensee partner who will manufacture the lenses must satisfy the portion of the Medical Device Directives including technical documentation, a Declaration of Conformity and a quality assurance audit by a Notified Body.

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Further, our licensees’ manufacturing processes and facilities are also subject to regulations, including the FDA’s QSR requirements (formerly Good Manufacturing Practices). These regulations govern the way we manufacture our products and maintain documentation for our manufacturing, testing and control activities. In addition, to the extent our licensees manufacture and sell products abroad, those products are subject to the relevant laws and regulations of those countries.

Finally, the labeling of the contact lenses, the promotional activities and marketing materials are regulated by the FDA and various state agencies. Violations of regulations promulgated by these agencies may result in administrative, civil or criminal actions against us or our licensee manufacturers by the FDA or governing state agencies.

The contact lenses require a Phase III clinical investigation as part of the submission for market clearance of our lens material, lemafocon A. A subsequent de novo clinical investigation and submission conducted for the new indication for viewing a near eye wearable display. While daily wear contact lenses are generally classified as Class II, non-significant risk devices, the FDA will make a final ruling for the iOptik® contact lenses as either Class II, non-significant risk or Class III, significant risk after the de novo submission. The intraocular lenses are optically designed in prototype form and without clinical development. The intraocular lenses are expected to require a de novo regulatory path as a Class III, significant risk device. The display eyewear will be submitted to the FDA for a market clearance as a Class I device before commercialization at the discretion of respective licensees and in conjunction with their preferred marketing claims.

We have not yet received clearance to market our contact lenses or other products that require government approval in the United States (FDA) or internationally, and as such are not currently selling and distributing any products.

We have engaged a regulatory consulting group and contract research organization, ForeSight Regulatory Strategies, Inc., to assist with our 510(k) premarket notification submission for our iOptik® contact lens. The table below reports the steps required for the market clearance of the lens material and for the iOptik® contact lens:

Candidate Product	Phase	Required Regulatory Step	Completed	Comments

iOptik Contact Lens	I	Physical and chemical properties of lens material	Yes
iOptik Contact Lens	I	Toxicology of lens material Toxicology of finished iOptik lens	Yes	Including 21 day Rabbit testing
iOptik Contact Lens	II	Feasibility clinical investigation	Yes	See clinical investigation history
iOptik Contact Lens	II	Feasibility clinical investigation	Ongoing	Iterative for constant product improvement
iOptik Contact Lens	III	Pivotal clinical investigation with safety endpoints	Yes	Two Phase III clinical investigations completed
iOptik Contact Lens	III	Pivotal for submission for market clearance of lemafocon A material	No	For market clearance of lemafocon A material for standard indications
iOptik Contact Lens		Pre-submission meeting with the FDA to discuss regulatory pathway for the new indication for the iOptik lens	Yes	Minutes of face to face meeting exchanged
iOptik Contact Lens	III	Submission of Investigational Device Exemption to the FDA for conducting Phase III clinical for the iOptik Lens	No
iOptik Contact Lens	III	Pivotal clinical investigation for de novo submission for new indication	No	FDA determines the Class of the contact lens as Class II or Class III
iOptik Contact Lens		Sterility testing	Ongoing

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iOptik Contact Lens		Shelf life testing	No	To be completed to establish expiration date for labelling by licensee
iOptik Contact Lens	IV	Post clearance or approval clinical investigations and/or reporting as required by the agency	No
iOptik Intra-ocular Lens	I	Physical and chemical properties of lens material	Yes
iOptik Intra-ocular Lens	I	Toxicology of lens material	Yes	Cytotoxicity, systemic toxicity and ocular irritation completed

iOptik Intra-ocular Lens	I	Biocompatibility for Intra ocular lenses	No	Genotoxicity, Maximum Sensitization, Non-ocular and ocular implantation
iOptik Intra-ocular Lens	I	YAG Laser, Exhaustive Extractables, and Photostability	No
iOptik Intra-ocular Lens	I	Optical testing	Ongoing
iOptik Intra-ocular Lens	All Phase II through IV clinical investigations are anticipated to be conducted by the Innovega Licensee governed by a joint development and licensing agreement

Intellectual Property

We have filed 75 domestic and international patent cases. We currently hold 25 issued US patents and two registered trademarks, iOptik® and eMacula® and one filed trademark Eyeborne™.

Patents

Below sets forth information regarding our allowed, issued, pending, and unpublished patent cases:

Technology Protection Category	Family Number	Jurisdiction	Type	Status	Expected Expiration	Number	Title
Smart CL Manufacturing	9	Japan	Utility	Allowed		2021-199852	CONTACT LENS
Smart CL Manufacturing	2	US	Utility	Allowed		20220091439	Method and apparatus for constructing a contact lens with optics
Personalizing XR systems	23	US	Utility	Allowed		20220317480	Contact lens and eyewear frame design using physical landmarks place on the eye
Eyeborne Display System	1	Canada	Utility	Issued		2732161	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
Smart CL Manufacturing	9	China	Utility	Issued		201680085533.1	CONTACT LENS
Smart CL Manufacturing	9	China	Utility	Issued		202011262244.9	CONTACT LENS

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Smart CL Manufacturing	10	China	Utility	Issued	201580065684.6	CONTACT LENS AND METHOD AND SYSTEMS FOR CONSTRUCTING CONTACT LENS
Eyeborne Display System	1	Europe	Utility	Issued	EP2332002	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
Eyeborne Display System	1	Germany	Utility	Issued	60 2009 050 475.4	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
Eyeborne Display System	1	Great Britain	Utility	Issued	2332002	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
Eyeborne Display System	1	Hong Kong	Utility	Issued	1159256	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
Eyeborne Display System	1	Italy	Utility	Issued	_502018000010418	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
Smart CL Manufacturing	9	Japan	Utility	Issued	JP6993361	CONTACT LENS
Eyeborne Display System	1	Korea	Utility	Issued	10-1783805	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
Eyeborne Display System	1	Korea	Utility	Issued	10-1839381	METHOD AND APPARATUS TO PROCESS DISPLAY AND NON-DISPLAY INFORMATION
Eyeborne Display System	1	US	Utility	Issued	8,520,309	Method and apparatus to process display and non-display information
Smart CL Manufacturing	2	US	Utility	Issued	9,874,765	Method and apparatus for constructing a contact lens with optics
Smart CL Manufacturing	2	US	Utility	Issued	8,888,279	Method and apparatus for constructing a contact lens with optics
Smart CL Manufacturing	2	US	Utility	Issued	8,142,016	Method and apparatus for constructing a contact lens with optics

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Smart CL Manufacturing	3	US	Utility	Issued	9,348,151	Molded lens with nanofilaments and related methods
Smart CL Manufacturing	3	US	Utility	Issued	8,922,898	Molded lens with nanofilaments and related methods
CL Optical Components	4	US	Utility	Issued	8,482,858	System and apparatus for deflection optics
Display Technology	5	US	Utility	Issued	8,441,731	System and apparatus for pixel matrix see through display panels
Display Technology	6	US	Utility	Issued	8,786,520	System and apparatus for display panels
Display Technology	7	US	Utility	Issued	11,487,116	System and apparatus for see-through display panels
Display Technology	7	US	Utility	Issued	9,251,745	System and apparatus for see-through display panels
Display Technology	7	US	Utility	Issued	8,922,897	System and apparatus for see-through display panels
Eye Tracking	8	US	Utility	Issued	9,040,923	Eye-tracking system and related methods
Smart CL Manufacturing	9	US	Utility	Issued	9,869,884	Contact lens
Smart CL Manufacturing	10	US	Utility	Issued	10,261,342	Contact lens and method and systems for constructing a contact lens
Smart CL Manufacturing	10	US	Utility	Issued	11,221,498	Contact lens and method and systems for constructing a contact lens
Display Technology	11	US	Utility	Issued	11,231,602	Transparent Projection Screen
Display Technology	11	US	Utility	Issued	11,561,418	Transparent projection screen
Display Technology	12	US	Utility	Issued	11,551,602	Non-uniform resolution, large field of view headworn display
Eye Tracking	14	US	Utility	Issued	11,380,008	Gaze tracking system with contact lens fiducial
Image Management for XR	16	US	Utility	Issued	11,533,443	Display eyewear with adjustable camera direction
Smart CL Manufacturing	18	US	Utility	Issued	11,426,959	Apparatuses and methods for multistage molding of lenses
Smart CL Manufacturing	9	Europe	Utility	Pending	EP3427104	CONTACT LENS

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Smart CL Manufacturing	10	Europe	Utility	Pending	EP15849298.3	CONTACT LENS AND METHOD AND SYSTEMS FOR CONSTRUCTING CONTACT LENS
Smart CL Manufacturing	18	Europe	Utility	Pending	EP4055439	APPARATUS AND METHODS FOR MULTISTAGE MOLDING OF LENSES
CL Optical Components	22	Europe	Utility	Pending	M/63220-EP	ARTICLE OF MANUFACTURE INCLUDING AN OCCLUSION RING AND RELATED METHODS
CL Optical Components	22	Japan	Utility	Pending	Pending	ARTICLE OF MANUFACTURE INCLUDING AN OCCLUSION RING AND RELATED METHODS
Display Technology	15	PCT	Utility	Pending	PCT/US21/24471	APPARATUS AND METHODS FOR PIXELATED OCCLUSION
Image Management for XR	16	PCT	Utility	Pending	WO 2022/005854 A1	DISPLAY EYEWEAR WITH ADJUSTABLE CAMERA DIRECTION
XR Auditory Application	17	PCT	Utility	Pending	WO 2022/005851 A2	DISPLAY EYEWEAR WITH AUDITORY ENHANCEMENT
Smart CL Manufacturing	18	PCT	Utility	Pending	PCT/US20/058919	APPARATUS AND METHODS FOR MULTISTAGE MOLDING OF LENSES
CL Optical Components	22	PCT	Utility	Pending	WO 2021/236236	ARTICLE OF MANUFACTURE INCLUDING AN OCCLUSION RING AND RELATED METHODS
AI Software for XR	24	PCT	Utility	Pending	PCT/US22/44132	INTELLIGENT EXTENDED REALITY EYEWEAR
Personalizing XR systems	19	PCT	Utility	Published	WO 2022/216502	AUTOMATED EYEWEAR FRAME DESIGN THROUGH IMAGE CAPTURE
Personalizing XR systems	20	PCT	Utility	Published	WO 2022/216505	AUTOMATED CONTACT LENS DESIGN THROUGH IMAGE CAPTURE OF THE EYE

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Personalizing XR systems	21	PCT	Utility	Published	WO 2022/216504	AUTOMATED CONTACT LENS DESIGN THROUGH IMAGE CAPTURE OF AN EYE WEARING A REFERENCE CONTACT LENS
Personalizing XR systems	23	PCT	Utility	Published	WO 2022/216503	CONTACT LENS AND EYEWEAR FRAME DESIGN USING PHYSICAL LANDMARKS PLACED ON THE EYE
Smart CL Manufacturing	2	US	Utility	Published	20180107023	Method and apparatus for constructing a contact lens with optics
Smart CL Manufacturing	9	US	Utility	Published	20180129073	Contact lens
Smart CL Manufacturing	10	US	Utility	Published	20210364823	Contact lens and method and systems for constructing a contact lens
Eye Tracking	14	US	Utility	Published	20220414921-A1	Gaze tracking system with contact lens fiducial
Display Technology	15	US	Utility	Published	20210302734	Apparatus and methods for pixelated occlusion
Image Management for XR	16	US	Utility	Published	20220038634	Display eyewear with adjustable camera direction
Image Management for XR	16	US	Utility	Published	20210409606	Display eyewear with adjustable camera direction
XR Auditory Application	17	US	Utility	Published	20210407513	Display eyewear with auditory enhancement
Smart CL Manufacturing	18	US	Utility	Published	20220332067	Apparatuses and methods for multistage molding of lenses
Smart CL Manufacturing	18	US	Utility	Published	20220305746	Apparatuses and methods for multistage molding of lenses
Smart CL Manufacturing	18	US	Utility	Published	20210347133	Apparatuses and methods for multistage molding of lenses
Personalizing XR systems	19	US	Utility	Published	20220319040	Automated eyewear frame design through image capture
Personalizing XR systems	20	US	Utility	Published	20220313081	Automated contact lens design through image capture of the eye
Personalizing XR systems	21	US	Utility	Published	20220317476	Automated contact lens design through image capture of an eye wearing a reference contact lens
CL Optical Components	22	US	Utility	Published	20210361413	Article of manufacture including an occlusion ring and related methods
Smart CL Manufacturing	2	US	Utility	Unpublished	18/094,876	Method and apparatus for constructing a contact lens with optics

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Display Technology	7	US	Utility	Unpublished	17/959859	System and apparatus for see-through display panels
Display Technology	11	US	Utility	Unpublished	18/083367	Transparent projection screen
Display Technology	12	US	Utility	Unpublished	18/077860	Non-Uniform Resolution, Large Field-of-View Headworn Display
AI Software for XR	24	US	Utility	Unpublished	17/481053	Intelligent Extended Reality Eyewear
Eyeborne Display System	25	US	Utility	Unpublished	17/839238	Mixed reality eyewear with deformable beam combiner

Litigation

From time to time, the company may be involved in a variety of legal matters that arise in the normal course of business. The company has never been and is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

Our corporate headquarters are located at 11900 NE 1st Street, Suite. 300, Bellevue, WA 98005. We do not own any physical property or plant. We also lease office space at 11031 Via Frontera, Suite A, San Diego, CA 92127 which serves as our laboratory.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the fiscal years ended December 31, 2021, and December 31, 2022, should be read in conjunction with our financial statements and the related notes included in this Annual Financial Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Innovega was incorporated under the laws of the State of Delaware on June 16, 2008, as “Innovega Inc.” Innovega is developing a display eyewear system for Extended Reality (XR) applications, which include Augmented, Virtual and Mixed Reality. Innovega’s Extended Reality eyewear system comprises novel, disposable, smart contact lenses or surgically implanted intraocular lenses, and lightweight, stylish display eyewear.

Innovega, Inc. has developed a proprietary and innovative smart contact lens and eyewear system for Extended Reality applications. The company is planning to address needs of visually impaired patients, as well as requirements defined by broader augmented, virtual and mixed reality applications.

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Key Factors Affecting our Performance.

As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods, and our results of operations may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting our results of operations.

Known Trends and Uncertainties

Inflation

The U.S. economy is experiencing the highest rates of inflation since the 1980s. Historically, we have not experienced significant inflation risk in our business. However, our ability to raise our prices depends on market conditions and there may be periods during which we are unable to fully recover increases in our costs. In addition, the global economy suffers from slowing growth and rising interest rates, and many economists believe that a global recession may begin in the near future. If the global economy slows, our business would likely be adversely affected.

Supply Chain

We chose to execute a capital efficient licensing model. As a consequence, we needed to place a great amount of reliance on the quality of parts suppliers and service vendors. Our management further chose to develop our supply chain as a strategic asset that would offer maximum value to its licensee customers.

Global eyewear licensee may also choose to leverage their existing manufacturing facilities and control the manufacture of the products they intend to sell. With the sudden awareness and expected growth of the metaverse and its demand for eyewear, mobile device contract manufacturers are taking steps to expand their fabrication to include smart glasses and their respective components. These avenues to deliver finished product enable us to focus our resources on higher value supply-chain activities including defining sources of key materials, parts, and IP-rich components.

In design and fabrication of eyewear and contact lenses to demonstrate the capabilities of our multiple configurations, we have identified suppliers of standard components, and have also funded development of specific components and expertise of certain suppliers. If deemed important, we will secure permanent access to these unique components, in an effort to future-proof supply-chain risk. At this time, Innovega has not negotiated any material agreements.

Geopolitical Conditions

Recently, Russia initiated significant military action against Ukraine. In response, the U.S. and certain other countries imposed significant sanctions and export controls against Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations, and the U.S. and certain other countries could impose further sanctions, trade restrictions, and other retaliatory actions should the conflict continue or worsen. It is not possible to predict the broader consequences of the conflict, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof as well as any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports, is likely to cause regional instability, geopolitical shifts, and could materially adversely affect global trade, currency exchange rates, regional economies and the global economy. The situation remains uncertain, and while it is difficult to predict the impact of any of the foregoing, the conflict and actions taken in response to the conflict could increase our costs, reduce our sales and earnings, impair our ability to raise additional capital when needed on acceptable terms, if at all, or otherwise adversely affect our business, financial condition, and results of operations.

Changes in Third Party Reimbursement Policies

Most visually impaired patients who will be using our technology are expected to be over the age of 55 and many of these patients will rely on insurance coverage or institutional health systems to pay for their treatment. A change in the policies of these third parties to reduce reimbursement or services could reduce the unit sales of our licensees and in turn adversely affect our business, financial condition, and results of operations. Conversely, a change in the policies of these third parties to increase reimbursement or services could increase the unit sales of our licensees and in turn positively affect our business, financial condition, and results of operations.

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Components of Results of Operations

Revenue

We had immaterial revenue for the years ended December 31, 2022 and December 31, 2021 of $30,000 and $45,040, respectively, resulting from an agreement relating to product and channel development of the low-vision and blind product level solution. This agreement was in force during the 2022 period. The party requested product design assistance and agreed to reimburse Innovega for this effort. At the start of each quarter and based on forecast effort by Innovega, the party agreed to a fixed monthly fee. These fees were treated as Innovega revenue and costs associated with these efforts were captured as Innovega’s cost of revenue. We entered into this agreement with a leader in the supply of devices for the visually impaired, including legally blind patients. Included in this agreement was the obligation to compensate Innovega for consulting work performed by members of our team.

Cost of Goods Sold, Gross Profit, and Gross Margin

We had immaterial costs of goods sold related to our development agreement for the years ended December 31, 2022 and December 31, 2021 of $0 and $17,777, respectively. These costs were driven by labor costs and subcontracted services to deliver on the above-mentioned cost-plus collaboration agreement.

Operating Expenses

Our operating expenses consist primarily of research and development, clinical and regulatory costs, general and administrative, and business development expenses.

Sales and Marketing Expenses

Business development costs primarily consist of salaries and benefits of business development and marketing employees, marketing expenses, and travel and conference costs.

Research and Development Expenses

Research and development costs primarily consist of salaries and benefits of scientific and engineering staff, office expenses for research facilities, research supplies and materials, and consultants. Clinical and regulatory costs primarily consist of salaries and benefits of clinical and regulatory staff, supplies and materials, and consultants.

The majority of historical research and development expenses has been related to costs associated with contact lens development. When we assigned staff and purchased materials to develop deliverables to meet terms of customer contracts, we captured expense detail and ensured proper assignment to financial accounts, ensuring accurate cost of goods calculations for such projects. Financial records reflect a level of detail that indicates project profitability and how money is expended. For internal, non-customer projects, expenses are captured under expense accounts that provide transparency to key cost centers of the research and development department.

General and Administrative Expenses

General and administrative costs primarily consist of salaries and benefits of administrative employees, office expenses, legal fees, and other consultants.

Interest Expense

Interest expense decreased $47,104 to $69,477 for the period ended December 31, 2022 from $116,581 for the period ended December 31, 2021. This 40% decrease was due to the conversion of all convertible notes in May 2021.

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Other Income (Expense), Net

We have immaterial other income (expense) mostly from interest earned on depository accounts and credit card rebates. For the years ended December 31, 2022 and December 31, 2021, interest income was $12,785 and $172, respectively, and credit card rebates were $2,945 and $8,471, respectively.

Results of Operations

Year ended December 31, 2022 Compared to Year ended December 31, 2021

We generated minimal revenues for the years 2022 and 2021, $30,000 and $45,040, respectively. The revenue was generated as a continuation of a 4th quarter 2020 agreement to provide product and channel development relating to a product-level solution for the use by visually impaired, including the legally blind. We recorded the accompanying costs as cost of goods sold.

Our operating expenses consist primarily of research and development, clinical and regulatory costs, general and administrative, and business development expenses. General and administrative costs primarily consist of salaries and benefits of administrative employees, office expenses, legal fees, and other consultants. Research and development costs primarily consist of salaries and benefits of scientific and engineering staff, office expenses for research facilities, research supplies and materials, and consultants. Clinical and regulatory costs primarily consist of salaries and benefits of scientific and engineering staff, supplies and materials, and consultants. Business development costs primarily consist of salaries and benefits of business development and marketing employees, marketing expenses, and travel and conference costs.

●	General and administrative expenses increased $293,649 to $1,192,955 for the year ended December 31, 2022 from $899,306 for the year ended December 31, 2021. General and administrative spending was primarily driven by personnel costs (salary and burden) which was 33% of the total expenditure. 44% was due to non-cash charges for amortization and depreciation, and stock option compensation expense. And another 19% was driven by accounting, legal, and other professional fees, with travel costs accounting for the bulk of the remainder. The 33% year over year increase was primarily driven by higher professional fees for accounting, legal and other consultant fees related to fundraising and registrar services, and stock option compensation expense.

●	Research and development expenses increased $370,971 to $2,021,574 for the year ended December 31, 2022 from $1,650,603 for the year ended December 31, 2021. Research and development spending was primarily driven by personnel costs (salary and burden) which was 40% of the total expenditure. 11% was due to facilities-related costs (rent, utilities, janitorial, office supplies, property taxes, and repairs and maintenance). 17% was due to lab supplies and materials, and subcontracted services. Another 23% was due to payments to outside consultants, with travel costs and contract labor accounting for the bulk of the remainder. The 22% year over year increase was primarily driven by a new lease, higher utility and IT costs, and office supplies for the San Diego facility, plus higher travel costs.

●	Sales and marketing expenses increased $154,195 to $444,676 for the year ended December 31, 2022 from $290,481 for the period ended December 31, 2021. Sales and marketing spend was primarily driven by outside consultant fees for marketing services, public relations, and video production which collectively account for 49% of total spend. Personnel costs (salary and burden) account for 20% of total spend, and another 23% was due to social media and other advertising. The 53% year over year increase was primarily driven by marketing costs related to our prior Regulation A+ fundraising efforts, increased social media advertising, and spending on consultants for marketing services and video production projects.

●	Interest expense decreased $47,104 to $69,477 for the year ended December 31, 2022 from $116,581 for the year ended December 31, 2021. This 70% decrease was due to the conversion of all convertible notes in May 2021.

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As a result of the foregoing, we generated a net loss of $3,682,952 for the year ended December 31, 2022 compared to a net loss of $2,802,645 for the year ended December 31, 2021, which resulted in a 31% increase in net loss.

Since the end of the period covered by our financial statements, our legal and professional, wages, payments to contractors, and clinical and regulatory costs are expected to increase. Though interest expense has decreased as the convertible notes have converted to preferred stock in May 2021.

Comparison of the Twelve Months Ended December 31, 2022 and 2021

Revenue, Cost of Goods Sold, Gross Profit, and Gross Margin

	Twelve Months Ended December 31,
	2022	2021	$ Change	% Change
Revenue	$30,000	$45,040	$(15,040)	-33%
Cost of goods sold	-	17,777	17,777	100%
Gross profit	$30,000	$27,263	$2,737	10%
Gross margin	100%	61%

Revenue

The revenue generated in 2022 and 2021 was the result of a 2020 agreement to provide product and channel development relating to a product-level solution for the use by visually impaired, including the legally blind.

Cost of Goods Sold, Gross Profit, and Gross Margin

Cost of goods sold was driven by labor costs and subcontracted services related to the 2020 agreement to provide product and channel development.

Operating Expenses

	Twelve Months Ended December 31,
	2022	2021	$ Change	% Change
Research and development	$2.021,574	$1,650,603	$370,971	22%
Sales and marketing	444,676	290,481	154,195	53%
General and administrative	1,192,955	899,306	293,649	33%
Total operating expenses	$3,659,205	$2,840,390	$818,815	29%

Research and Development Expenses

Research and development costs primarily consist of salaries and benefits of scientific and engineering staff, office expenses for research facilities, research supplies and materials, and consultants. Clinical and regulatory costs primarily consist of salaries and benefits of clinical and regulatory staff, supplies and materials, and consultants.

Sales and Marketing Expenses

Business development costs primarily consist of salaries and benefits of business development and marketing employees, marketing expenses, and travel and conference costs.

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Interest and Other Income (Expense), Net

	Twelve Months Ended December 31,
	2022	2021	$ Change	% Change
Interest Income	$12,785	172	12,613	7,333%
Interest expense	(69,477)	(116,581)	47,104	-40%
Other income	2,945	126,891	(123,946)	-98%

Interest Expense

Interest expense was driven by convertible and shareholder notes. Interest expense decreased in 2022 due to the conversion of all convertible notes in May 2021.

Liquidity and Capital Resources

We had net cash used in operating activities of -$3,127,689 for the year ended December 31, 2022 and the cash balance was $1,114,747 as of December 31, 2022. The Company will apply a portion of its available working capital to complete this offering. We believe our current cash balances coupled with the proceeds from this offering will be sufficient to meet our working capital requirements for at least one year from the date of issuance of the accompanying consolidated financial statements.

If Innovega were unable to raise the amount of funds required for it to meet the terms of a Nasdaq listing, it would remain a private and unlisted company and would take steps to raise debt or equity from lenders or investors.

We cannot give assurance that we can increase our cash balances or limit our cash consumption and thus maintain sufficient cash balances for our planned operations or future acquisitions. Future business demands may lead to cash utilization at levels greater than recently experienced. We may need to raise additional capital in the future. However, we cannot assure that we will be able to raise additional capital on acceptable terms, or at all. Subject to the foregoing, management believes that we have sufficient capital and liquidity to fund our operations for at least one year from the date of issuance of the accompanying consolidated financial statements.

Financings

To date, we have primarily funded operations through the issuance of equity securities, notes and SAFEs.

We received total proceeds of $5,341,106 from issuances of preferred stock in the years 2017 through 2018. We also received total proceeds of $418,076 from issuances of common stock from inception through December 31, 2022.

In 2019, we issued convertible promissory notes and SAFEs for proceeds of $2,402,337 (net of issuance costs of $78,256) and $500,000, respectively. In 2020, we issued SAFEs to 18 investors for proceeds of $1,831,875. The combined principal amount and the accrued interest of the convertible debt and SAFEs were $4,812,467 and $176,868 as of December 31, 2020. The accrued interest on the convertible notes was $176,868 as of December 31, 2020.

In 2020, we borrowed $112,420 from the U.S. Small Business Administration under the Payroll Protection Program. We applied for forgiveness on April 21, 2021 and received forgiveness for the full amount of the loan on April 27, 2021.

On December 1, 2018, we issued a promissory note to a shareholder in the principal amount of $100,000, bearing an interest rate of 1% per month and payable on demand any time after June 30, 2020. This note was paid in full in 2020.

On July 31, 2020, we issued a promissory note to Stephen Willey (“Willey Note 1”), our Chief Executive Officer, President and one of our directors in the principal amount of $100,000, bearing an interest rate of 1% per month and payable on demand any time after September 30, 2020. As of December 31, 2022, the outstanding balance of the Willey Note 1 was $100,000.

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On February 28, 2021, we issued a promissory note to Stephen Willey (“Willey Note 2”), our Chief Executive Officer, President and one of our directors, in the principal amount of $50,000, bearing an interest rate of 1% per month and payable on demand any time after August 31, 2021. As of December 31, 2022, the outstanding balance of the Willey Note 2 was $50,000.

On February 4, 2021, we filed a Regulation A offering statement on Form 1-A containing an offering circular covering the offering, issuance and sale by us of up to $15,000,000 of our Series A-1 Preferred Stock on a best-efforts basis, and on March 31, 2021, the SEC qualified the Series A-1 Offering. We entered into the Issuer Agreement on July 12, 2020 with SI Securities, in which SI Securities acted as our initial sole and exclusive placement agent to assist in the placement of the Series A-1 Preferred Stock. Pursuant to the Issuer Agreement, we were able to undertake one or more closings on a rolling basis once the minimum offering amount of $750,000 was sold. We paid SI Securities a cash commission in an amount equal to 8.5% of the value of Series A-1 Preferred Stock purchased by prospects in the Series A-1 Offering from the proceeds of the Series A-1 Offering at each applicable closing. SI Securities charged prospects who made investments through their online platform a 2% non-refundable transaction processing fee, up to $300, and which we were not responsible for. We terminated the Issuer Agreement on November 12, 2021. During the engagement with SI Securities, we received gross investment of approximately $5,605,036 in exchange for the issuance of 1,693,012 shares of Series A-1 Preferred Stock in the Series A-1 Offering, including $526,000 through direct investments outside of the Series A-1 Offering for an aggregate amount raised of $5,605,036. We paid a total of $431,714 in cash commissions to SI Securities for its placement agent services in connection with the Series A-1 Offering.

On April 1, 2021, we issued a promissory note to Jerome Legerton, our Chief Clinical and Regulatory Officer, Secretary and one of our directors, in the principal amount of $100,000, bearing an interest rate of 1% per month and payable on demand any time after August 31, 2021. This note was paid in full in 2022.

On April 1, 2021, we issued a promissory note to Stephen Willey (“Willey Note 3”), our Chief Executive Officer, President and one of our directors, in the principal amount of $50,000, bearing an interest rate of 1% per month and payable on demand any time after August 31.2021. As of December 31, 2022, the outstanding balance of the Willey Note 3 was 50,000.

On May 13, 2021, we executed a rolling (first) close of the Series A-1 Offering. Concurrent with this first closing, we issued 1,610,514 shares of Series A-2 Preferred Stock in exchange for the conversion of $5,018,698 of convertible notes, including accrued interest, and 1,123,787 shares of Series A-3 Preferred Stock in exchange for the conversion of $2,331,875 of SAFEs. We also raised $526,000 through direct investments outside of this offering for an aggregate amount raised of $5,605,036 as of December 31, 2021. As of December 31, 2022, we raised $6,637,599 in gross proceeds from the Series A-1 Offering.

On March 9, 2021, we issued a promissory note to an investor in the principal amount of $350,000, bearing an interest rate of 1% per month and payable on demand any time after August 31, 2021. This note was paid in full in 2022.

On March 9, 2021, we issued a promissory note to Jeffrey Bradley, one of our directors, in the principal amount of $50,000, bearing an interest rate of 1% per month and payable on demand any time after August 31, 2021. This note was paid in full in 2021.

On January 20, 2022, we filed an amendment to a Regulation A offering statement on Form 1-A, which was originally filed on February 4, 2021, covering the offering, issuance and sale by us of up to $15,000,000 of our Series A-1 Preferred Stock on a best-efforts basis, for the purposes of extending the previously qualified Series A-1 Offering, and to remove the previous placement agent, SI Securities, and replace it with StartEngine as the broker of record. We entered into the Posting Agreement on October 5, 2021, with StartEngine, in which StartEngine acted as the placement agent regarding the sale of Series A-1 Preferred Stock through StartEngine Crowdfunding, Inc.’s online platform. Pursuant to the Posting Agreement, we paid a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine and a cash commission of 7% to StartEngine on sales of the Series A-1 Preferred Stock as well as shares equal to 2% of the Series A-1 Preferred Stock sold through the StartEngine Platform. The Series A-1 Offering ended on September 30, 2022, and total proceeds received as of December 31, 2022 from this offering was $1,032,563, including $532,563 through the StartEngine Platform. We paid a total of $13,456 in cash commissions to StartEngine and issued a total of 1,281 shares to StartEngine for its placement agent services in connection with the Series A-1 Offering.

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We closed a $500,000 direct investment on June 15, 2022 in connection with the Series A-1 Offering. This direct investment occurred outside of the StartEngine Platform.

On August 31, 2022, we issued three promissory notes to investors for an aggregate principal amount of $750,000. Each of these promissory notes have a maturity date of December 31, 2023 and bear interest at 18% annually. Interest is paid monthly at 1.5% per month. The total outstanding balance of these notes was $750,000 as of December 31, 2022.

The company currently has no material commitments for capital expenditures.

Indebtedness.

The company currently has no material commitments for capital expenditures.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2022:

	Payments Due By Period
		Less than			More than
	Total	1 year	1-3 years	4-5 years	5 years
Principal obligations on the debt arrangements	$950,000	$950,000	$-	$-	$-
Interest obligations on the debt arrangements	125,000	125,000	-	-	-
Operating leases	533,443	123,095	387,731	22,617	-
Purchase obligations	-	-	-	-	-
Total	$1,608,443	$1,198,095	$387,731	$22,617	$

Cash Flows

The following table sets forth the primary sources and uses of cash for each of the periods presented below:

Years Ended December 31, 2022 and 2021

	Years Ended December 31,
	2022	2021	$ Change	% Change
Net cash (used in) provided by:
Operating activities	$(3,127,689)	$(2,753,791)	$(373,898)	-13%
Investing activities	(463,115)	(308,874)	(154,241)	-50%
Financing activities	1,444,417	4,817,430	(3,373,013)	-70%
Effect of foreign currency translation on cash flow	-	-	-	-%
Net increase (decrease) in cash and cash equivalents	$(2,146,387)	$1,754,765	$(3,901,152)	-222%

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Cash Used in Operating Activities

For the years ended December 31, 2022 and December 31, 2021, we had net negative cashflow from operations of -$3,127,689 and -$2,753,791, respectively. The increase in 2022 was driven primarily by higher costs for the San Diego office due to a new office lease and increased spending on advertising and marketing.

Cash Used in Investing Activities

For the years ended December 31, 2022 and December 31, 2021, we had net negative cashflow from investing activities of -$463,115 and -$308,874, respectively. The increase in 2022 was driven primarily by the acquisition of clinical and engineering equipment.

Cash Provided by Financing Activities

For the years ended December 31, 2022 and December 31, 2021, we had net positive cashflow from financing activities of $1,444,417 and $4,817,430, respectively, driven by the issuance of common and preferred shares and proceeds from shareholder notes issued.

Critical Accounting Policies, Significant Judgments, and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make significant judgments and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases these significant judgments and estimates on historical experience and other assumptions it believes to be reasonable based upon information presently available. Actual results could differ from those estimates under different assumptions, judgments or conditions.

Share-Based Compensation

We follow ASC 718, Compensation – Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, directors and non-employees based on estimated fair values. We have used the Black-Scholes option pricing model to estimate grant date fair value for all option grants. The assumptions we use in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As such, as we use different assumptions based on a change in factors, our stock-based compensation expense could be materially different in the future.

Currently, the inputs as of December 31, 2022 for the Black-Scholes option pricing model are $0.75 to $0.83 for both the fair market value and exercise price of the options, an expected average term of 7 years, volatility of 67%, a 0% dividend yield and a risk-free interest rate of 2.68%.

Accounting for Income Taxes

We are governed by U.S. income tax laws, which are administered by the Internal Revenue Service (IRS). We follow ASC 740, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible.

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Accounting for Intangible Assets

We capitalize all costs associated with filing and maintaining our intellectual property patent portfolio. All such capitalized costs are amortized over a period of 10 years on a straight-line basis. The Company has not recorded any impairment reserve against its intangible assets as management believes that the risk of adverse actions by the patent office or infringement lawsuits by potential competitors is minimal. Management’s belief is founded on their unique approach and their continued monitoring of the status of their patent portfolio. Management believes that the Company would no longer receive any economic benefit from their patent portfolio only under the unlikely circumstances of a competitor’s successful legal action or an adverse decision by the patent office.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for leases currently classified as operating leases. Under the new standard a lessee will recognize a liability on the balance sheet representing the lease payments owed, and a right-of-use-asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and lease liabilities. The new standard is effective for the Company on January 1, 2022 and the Company has adopted it as of this date to coincide with their new San Diego facility lease effective date. As of December 31, 2022, the right to use asset is $431,498, the lease liability is $451,149 and the deferred rent is $0. Under the previous accounting standards, the Company would have had $19,338 in deferred rent. The difference in expense is minimal.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, which are held with financial institutions in amounts that may exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents since inception.

During 2022, the Company had the majority of its cash at Silicon Valley Bank (SVB). Of these funds, $1,000,086 were held in a non-FDIC insured sweep account invested in BlackRock Liquidity T-Fund (ticker BTAXX) which is invested in T-bills. As these funds were held in SVB’s name to facilitate sweep transactions between accounts, all these funds were at risk. These funds have since been moved to Wells Fargo, which the Company also has had a long-standing banking relationship. The funds now held at Wells Fargo continue to exceed the FDIC insurance limit.

Revenue Recognition

Revenue in the years 2022 and 2021 resulted from providing product development consulting services relating to a low vision and blind product-level solution. Revenue was recognized in the period that services were delivered.

Income Taxes

We are currently in a net operating loss position and therefore have no Federal income tax liabilities.

Off-Balance Sheet Arrangements

During 2022 and 2021, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

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JOBS Act Accounting Election

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Accordingly, our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended, upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for leases currently classified as operating leases. Under the new standard a lessee will recognize a liability on the balance sheet representing the lease payments owed, and a right-of-use-asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and lease liabilities. The new standard is effective for the Company on January 1, 2022 and the Company has adopted it as of this date to coincide with their new San Diego facility lease effective date. As of December 31, 2022, the right to use asset is $431,498, the lease liability is $451,149 and the deferred rent is $0. Under the previous accounting standards, the Company would have had $19,338 in deferred rent. The difference in expense is minimal.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

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In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

Item 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Date Appointed To Current Position	Approximate Hours Per Week for Part-Time employees
Executive Officers
Stephen Willey (1)	Chief Executive Officer, President, Director	68	6/4/2008	N/A
Dr. Jerome Legerton (2)	Chief Clinical and Regulatory Officer,
	Secretary, Director	76	2/14/2010	N/A
Independent Directors
Shane Kim (3)	Director	60	2/28/2018	N/A
Jeff Bradley (4)	Director	59	11/9/2020	N/A
Significant Employees
Jay Marsh	Vice President Engineering	51	6/3/2014	N/A

(1)	Officer Designee
(2)	Officer Designee
(3)	Common Shareholder Designee
(4)	Series Seed Preferred Shareholder Designee

Stephen Willey, MBA, M.A.Sc. - Chief Executive Officer, President, and Director

Stephen Willey is a co-founder of Innovega Inc. and accepted the role of Director in 2008, and CEO in 2011. Since 2011, his duties have included the company’s financing, administration, marketing, and business development. After earning graduate degrees in engineering and business, Mr. Willey led founding teams in 5 companies and successfully delivered innovation to global customers. In 1994, he co-founded and served as president of Microvision International Inc. Both the company and its subsidiary, Lumera, were listed on the NASDAQ exchange. He served as founding board member of listed company, eDispatch, and interim CEO of listed company and telematics pioneer, AirIQ. Furthermore, he participated significantly in companies that launched innovations in cellular technology and video gaming, with eventual sale of these companies to global OEMs such as Motorola. Mr. Willey received an MBA degree from the University of California, in Los Angeles and an M.A.Sc (Engineering) degree from The University of British Columbia.

Jerome A. Legerton, OD, MS, MBA, FAAO - Chief Clinical and Regulatory Officer, Secretary, Director

Dr. Legerton is co-founder of Innovega Inc and co-inventor of the iOptik® smart contact lens and eMacula® wearable display technology. Dr. Legerton was the managing partner of the largest multi-specialty optometric practice in California during his 26 years in practice. He served as the Director of Clinical Research for Pilkington Barnes Hind, a multinational manufacturer and distributor of contact lenses and as Vice President, Advanced Technology and Market Development for Paragon Vision Sciences. He is the co-inventor of Paragon CRT® the global leader in overnight corneal reshaping and myopia control. Dr. Legerton is the co-founder and lead inventor for SynergEyes Inc. and served as their Chief Technology Officer and Executive Vice President. Dr. Legerton is an inventor on 70 issued US patents and contact lenses from his patents are registered in more than 45 countries. He is honored with the American Optometric Association Outstanding Achievement Award; the American Academy of Optometry Founders’ Award; the Contact Lens Manufacturers Association Trailblazers Award; and the Orthokeratology Academy of America Achievement Award.

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Shane Kim – Director

Shane Kim is a Director of Innovega and has served in this capacity since 2017. As a strategic and operational leader in the interactive entertainment industry, Mr. Kim spent the majority of his 20-year career at Microsoft in its Xbox business, including leading Microsoft Game Studios, the publisher of leading industry franchises such as Halo and Age of Empires. From 2011 to 2019, Mr. Kim was a member of the board directors of GameStop, the world’s leading videogame and entertainment software retailer, and served as Interim Chief Executive Officer for 10 months during 2018 and 2019. Mr. Kim received Bachelor of Arts degrees in Economics and International Relations from Stanford University and a Master’s Degree in Business Administration from Harvard Business School.

Jeff Bradley – Director

Jeff Bradley is a Director of Innovega, and has served in this capacity since November 8, 2020. Mr. Bradley was a strategic advisor to other companies including Globys, Inc. as well as serving as a Board Director for the United Way of King County. Mr. Bradley retired from AT&T in June 2019 after 17 years of service. During the majority of his AT&T career, Mr. Bradley had responsibility for its smart device portfolio, network services marketing, and 3rd party developer program. This experience resulted in broad relationships across the technology ecosystem. Mr. Bradley, ended his career with responsibility for AT&T’s west region retail sales and distribution which included over 1000 stores and 6000 employees. Mr. Bradley earned his BA in Economics from Stanford University in 1986, where he was also a two-time Pac 10 champion wrestler.

Jay Marsh – Vice President Engineering

Jay P. Marsh is the Vice President, Engineering and has served in this role since 2014, after joining the company in 2013, as Director of Engineering. Mr. Marsh actively manages the Research and Development laboratory which is responsible for contact lens process development, filter and eyewear development including software, and clinical supply manufacturing. Prior to joining Innovega, Mr. Marsh worked for 16 years with Advanced Projects Research, Inc. as VP of Engineering, developing technologies under government contracts related to laser based and optical diagnostics for combustion research, unsteady combustion propulsion systems, Li-Ion battery energy management, and wind tunnel related systems. Mr. Marsh received his BS in Engineering in 1994, from Mercer University, and his Master of Science in Mechanical Engineering in 2004, from California State Polytechnic University, Pomona.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2022, we compensated our three highest-paid directors and executive officers as follows:

Name and Position	Capacities in which compensation was received	Cash compensation ($)		Other compensation ($)(4)	Total compensation ($)
Stephen Willey, CEO, President, Director Dr. Jerome Legerton, Chief Clinical and Regulatory	CEO, President -	$196,440	(1)	110,000	$306,440
Officer, Secretary, Director	Chief Clinical and Regulatory Officer-	$202,220	(2)	110,000	$312,220
Jay Marsh, Vice President Engineering	Vice President Engineering -	$189,231	(3)	-	$189,231

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(1) Mr. Willey is an exempt employee and was compensated at the rate of $90 per hour.

(2) Dr. Legerton is an exempt employee and was compensated at the rate of $90 per hour.

(3) Mr. Marsh is an exempt employee and was compensated at the rate of $79.33 per hour.

(4) Other compensation for Stephen Willey and Jerome Legerton was for the recognition of previously deferred compensation.

Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of March 15, 2023, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities, or having the right to acquire those securities. The table summarizes shares as “beneficial ownership”, and vested options as “beneficial ownership acquirable”.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable (2)	Percent of class (3)
Stephen Willey (1)	Common Stock	6,310,143	560,000	44.4%
Dr. Jerome Legerton (1)	Common Stock	3,512,948	560,000	24.8%

(1) c/o Innovega Inc., 11900 NE 1st Street, Suite 300, Bellevue, WA 98005

(2) Includes vested stock options at March 15, 2023 (excludes unvested stock options)

(3) Common stock class includes issued common stock options plus common stock warrants (10,447,968 common shares, 3,624,079 issued common stock options, 132,514 common stock warrants – 14,204,561 class of common shares).

Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On July 31, 2020, February 28, 2021, and April 1, 2021, respectively, the Company issued promissory notes to Stephen Willey, President, Chief Executive Officer and Director of Innovega Inc., in the principal amounts of $100,000, $50,000 and $50,000, respectively. These notes bear simple interest at 1% per month with principal an unpaid interest thereon, payable, on demand, any time after September 30, 2020 and August 31, 2021, respectively.

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On April 1, 2021, the Company issued a promissory note to Jerome Legerton, President, Chief Clinical and Regulatory Officer and Director of Innovega Inc., in the principal amount of $100,000. This note bears simple interest at 1% per month with principal an unpaid interest thereon, payable, on demand, any time after August 31, 2021. The note was repaid in full in January 2022.

In March 2021, the Company issued a promissory note to Jeff Bradley, Director of Innovega Inc., in the principal amount of $50,000. This note bears simple interest at 1% per month with principal and unpaid interest thereon, payable, on demand any time after August 31, 2021 and was repaid by the Company in September 2021. Officers and directors of the Company may, from time to time, loan additional funds to the Company, subject to approval of the Company’s Board of Directors.

The company engages Global Ophthalmic Consultants, LLC to perform certain clinical lab consulting and support services for the Company. Dr. Jerome Legerton, Innovega’s Chief Clinical and Regulatory Officer, is also a principal of Global Ophthalmic Consultants, LLC. During the years ended December 31, 2022 and 2021, the Company paid Global Ophthalmic Consultants, LLC $12,076 and $19,110, respectively. As of the periods ending December 31, 2022 and 2021, the Company had no outstanding amounts due, or receivables from, Global Ophthalmic Consultants, LLC.

In August 2022, the Company issued three promissory notes to shareholders in the amounts of $250,000 each for an aggregate principal amount of $750,000. Each of these promissory notes have a maturity date of December 31, 2023 and bear interest at 18% annually. Interest is paid monthly at 1.5% per month. The total outstanding balance of these notes was $750,000 as of December 31, 2022.

Item 6. OTHER INFORMATION

In the believe of management, no other information that would be required to be reported on Form 1-U is required to be reported as of the date of this Annual Report

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Item 7. FINANCIAL STATEMENTS.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Innovega Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Innovega, Inc. (“the Company”) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 6 to the financial statements, the Company has minimal revenue and accumulated losses. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

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Intangible Assets – Refer to Note 2 to the financial statements.

Description of the Critical Audit Matter

It is the Company’s policy to capitalize patent filing fees for patents in which they believe they will receive an economic benefit. Intangible assets consist primarily of patent filing fees. Intangible assets are amortized using the straight-line method over their useful lives of up to 20 years.

Significant judgment is exercised by the Company in determining whether the carrying amount of the assets might not be recoverable resulting in impairment:

●	Determination as to whether a significant adverse change has occurred regarding the extent or manner in which an asset is used.
●	Determination as to whether a significant adverse change in legal factors or the business climate that could affect the value of the asset has occurred.
●	Determination as to whether a significant decline in the observable market value of an asset has occurred.

Auditing management’s intangible assets was highly judgmental due to the estimation required for the capitalization of patent filing fees and assessment as to whether these capitalized costs could be impaired.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company’s valuation of patents included the following, among others:

●	We evaluated management’s significant accounting policies related to capitalization of patent filing fees for reasonableness of the application of ASC 350.
●	We obtained an understanding of the process by which accounting estimates are utilized by management in determining when events or changes in circumstances indicate the carrying value of long-lived assets used in operations might not be recoverable.
●	We obtained a schedule of the Company’s patent numbers which we used to perform an independent search to verify records of the technologies being patented to the Company through public online registration platforms in search of any indication of abandoned or impaired patents.

We have served as the Company’s auditor since 2020.

Spokane, Washington
April 28, 2023

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Innovega, Inc.

Balance Sheets

	December 31	December 31
	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,114,747	$3,261,134
Accounts receivable	-	-
Other current assets	318,220	85,084
Total current assets	1,432,967	3,346,218

PROPERTY AND EQUIPMENT, net	325,807	148,205
INTANGIBLE ASSETS, net	841,176	676,932
RIGHT OF USE	431,498	-
OTHER ASSETS	141,941	141,941
Total assets	$3,173,389	$4,313,296

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$454,195	$284,410
Accounts payable-RP	13,504	-
Accrued expenses	427,451	109,401
Related Party Notes payable, current	950,000	450,000
Short-term lease liability	90,265	-
Accrued note interest, current portion	471	471
Total current liabilities	1,935,886	844,282

LONG-TERM LIABILITIES
Accrued deferred wages	1,280,149	1,542,061
Related Party Notes payable	-	200,000
Long-term Lease Liability	360,884	-
Deferred Rent	-	257
Total liabilities	3,576,919	2,586,6000

STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock, $0.0001 par value, 50,000,000 authorized and 10,447,968 outstanding at December 31, 2022, 50,000,000 authorized and 9,447,968 outstanding at December 31, 2021	1,044	944
Preferred Stock, Series Seed, $0.0001 par value, 3,518,238 authorized and outstanding at December 31, 2022 and December 31, 2021	352	352
Preferred Stock, Series A, $0.0001 par value, 7,734,301 authorized and 4,949,501 outstanding at December 31, 2022, 7,734,301 authorized and 4,602,646 outstanding at December 31, 2021	495	460
Additional paid in capital	16,794,480	15,241,889
Accumulated deficit	(17,199,901)	(13,516,949)
Total stockholders’ equity (deficit)	(403,530)	1,726,696
Total liabilities, and stockholders’ deficit	$3,173,389	$4,313,296

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Innovega, Inc.

Statements of Operations

	December 31	December 31
	2022	2021

REVENUE	$30,000	$45,040
COST OF GOODS SOLD	-	17,777
Gross profit	30,000	27,263

OPERATING EXPENSES
Independent research and development	1,363,730	1,117,974
Clinical and regulatory costs	657,844	532,629
Business development	444,676	290,481
General and administrative expenses	1,192,955	899,306
Operating loss	(3,629,205)	(2, 813,127)

Interest income	12,785	172
Other Income	2,945	126,891
Interest expense	(69,477)	(116,581)

LOSS BEFORE INCOME TAXES	(3,682,952)	(2, 802,645)

INCOME TAXES	-	-
NET LOSS	$(3,682,952)	$(2, 802,645)

Weighted average vested common shares outstanding:
Basic	9,947,968	9,447,968
Diluted	9,947,968	9,447,968

Net loss per common share
Basic	$(0.37)	$(0.30)
Diluted	$(0.37)	$(0.30)

34

Innovega, Inc.

Statements of Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2021 and December 31, 2022

					Additional		Total
	Common Shares		Preferred Shares		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2020	9,447,968	$944	3,518,238	$352	$5,831,671	$(10,714,304)	$(4,881,337)

Preferred, Seed Series (net of $1,359,945 in issuance costs)			4,602,646	460	9,230,935		9,231,395
Stock compensation expense	-	-	-	-	179,283	-	179,283
Net loss	-	-	-	-	-	(2,802,645)	(2,802,645)
Balance at December 31, 2021	9,447,968	$944	8,120,884	$812	$15,241,889	$(13,516,949)	$1,726,696
Preferred, Seed Series (net of $116,147 in issuance costs)	-	-	346,855	35	924,382	-	924,417
Stock compensation expense	-	-	-	-	408,309	-	408,309
Exercise of options	1,000,000	100	-	-	219,900	-	220,000
Net loss	-	-	-	-	-	(3,682,952)	(3,682,952)
Balance at December 31, 2022	10,447,968	1,044	8,467,739	847	16,794,480	(17,199,901)	(403,530)

35

Innovega, Inc.

Statements of Cash Flows

	December 31	December 31
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,682,952)	$(2,802,645)
Adjustments to reconcile net cash to net loss
Depreciation and amortization	121,270	83,106
Forgiveness of PPP loan	-	(118,420)
Right to Use Asset	84,210	-
Stock compensation expense	408,309	179,283
Deferred Offering Costs	(266,500)	-
Changes in operating assets and liabilities
Other current assets	33,364	17.775
Security deposit	-	(136,607)
Accounts payable	183,288	67,120
Accrued expenses	317,793	(14,052)
Accrued deferred wages	(261,912)	(29,351)
Lease liabilities	(64,599)	-
Net cash used in operating activities	(3,127,689)	(2,753,791)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(249,194)	(97,552)
Acquisition of intangible assets	(213,921)	(211,322)
Net cash used in investing activities	(463,115)	(308,874)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	220,000	-
Proceeds from shareholder note issuance	750,000	550,000
Repayment of shareholder notes	(450,000)	-
Proceeds from Preferred Stock, net of costs (incl note conversions)	924,417	4,267,430
Net cash provided by financing activities	1,444,417	4,817,430
NET INCREASE (DECREASE) IN CASH	(2,146,387)	1,754,765
CASH, beginning of period	3,261,134	1,506,369
CASH, end of period	$1,114,747	$3,261,134

CASH PAID FOR INTEREST	$55,973	$64,590

CASH PAID FOR TAXES	$-	$-

SUPPLEMENTAL INFORMATION
Inception of Operating Lease	515,451	-

36

Innovega, Inc.

Notes to the Financial Statements

As of and For the Years Ended December 31, 2022 and 2021

Note 1 – Organization and Basis of Presentation

Organization – Innovega, Inc. (the Company) was incorporated in the state of Delaware. The Company designs and develops contact lenses and display eyewear for virtual reality and augmented reality applications for the leisure and professional markets.

Basis of presentation – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and reflect all adjustments that, in the opinion of the Company’s management, are necessary for a fair presentation of the financial position and results of operations for the years ended December 31, 2022 and 2021.

Certain risks and uncertainties – The Company operates in a highly regulated environment. The Company’s business also involves inherent risks, which include, among others, dependence on key personnel, reliance on single source vendors, availability of raw materials, and patentability of the Company’s products under development and liquidity constraints. Any of the technologies covering the Company’s existing products under development could become obsolete or diminished in value by discoveries and developments of other organizations. The Company has not yet commenced principal operations. There is a risk that the Company does not successfully secure sufficient funding or assets required to commence principal operations.

Liquidity and management’s plans – These financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and satisfaction of liabilities in the normal course of business. From inception through December 31, 2022, the Company has financed its operations through private debt and equity financings, as it has not generated any revenues from product sales to date. It has incurred losses since inception, has an accumulated deficit of $17,199,901 at December 31, 2022, and will require additional capital through the issuance of debt or equity securities to finance the continued development of the business. Management plans to sustain operations through additional preferred stock sales and possibly via convertible debt financing, debt financing from third parties, or other financing arrangements with financial institutions. The Company may need to raise additional debt or equity financing to fund operations, which may or may not be available. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Use of estimates – The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relate to the valuation of stock-based compensation expense, forecasts used in assessing the Company’s liquidity disclosures, and useful lives of property and equipment and intangible assets. Actual results could differ from those estimates.

Note 2 – Summary of Significant Accounting Policies (continued)

Fair value of financial instruments – The Company’s financial instruments consist of cash and cash equivalents. The fair value of the Company’s financial instruments approximates their recorded values due to the short-term maturities of these financial instruments.

The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The current accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities. This includes all cash and cash equivalents, accounts payable, notes payable and other liabilities. The Company believes that the amounts on the Company’s balance sheet reasonably reflect the fair market value of all assets and liabilities.

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Level 2 – Quoted prices for similar assets or liabilities in active markets or inputs that are observable.

Level 3 – Inputs that are unobservable. This includes the valuation of the Company’s stock options issued to both employees and non-employees as discussed in Note 10. The Company also has 132,514 common warrants outstanding at a $0.01 exercise price issued in December 2018 which the Company estimates has a fair value of $49,628.

Cash and cash equivalents – Cash and cash equivalents include highly liquid investments with an original maturity of three months or less on the date of purchase.

Concentration of credit risk – Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents, which are held with financial institutions in amounts that may exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents since inception.

During 2022, the Company had the majority of its cash at Silicon Valley Bank (SVB). Of these funds, $1,000,086 was held in a non-FDIC insured sweep account invested in BlackRock Liquidity T-Fund (ticker BTAXX) which is invested in T-bills. As these funds were held in SVB’s name to facilitate sweep transactions between accounts, all these funds were at risk. These funds have since been moved to Wells Fargo, which the Company also has had a long-standing banking relationship. The funds now held at Wells Fargo continue to exceed the FDIC insurance limit.

Property and equipment, net – Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Laboratory equipment is depreciated over a three-year life, computer equipment is depreciated over a two-year life, and furniture and fixtures are depreciated over a seven-year life. Leasehold improvements are stated at cost and amortized using the straight-line method over the remaining lease term.

Note 2 – Summary of Significant Accounting Policies (continued)

Intangible assets, net – It is the Company’s policy to capitalize patent filing and prosecution fees for patents in which they believe they will receive an economic benefit. Intangible assets consist primarily of patent filing and prosecution (Note 5). Intangible assets are amortized using the straight-line method over their useful lives of up to 20 years.

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Impairment of long-lived assets – The Company reviews the carrying value of long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset, or a significant decline in the observable market value of an asset, among others. As of December 31, 2022 and 2021, there were no indicators of impairment of long-lived assets.

Research and development costs – All research and development costs are charged to expense as incurred.

Research and development costs primarily consist of salaries and benefits of scientific and engineering staff, office expenses for research facilities, research supplies and materials, and consultants. Clinical and regulatory costs primarily consist of salaries and benefits of clinical and regulatory staff, supplies and materials, and consultants.

The majority of historical costs are associated with contact lens development. When costs are incurred to develop deliverables to meet terms of customer contracts, expenses are captured in appropriate detail to ensure proper assignment to financial accounts. Financial records reflect a level of detail that indicates project profitability and how money is expended. For internal, non-customer projects, expenses are captured under expense accounts that provide transparency to key cost centers of the research and development department.

Revenue Recognition – The company has historically derived its revenue primarily from contracts. Revenue is from a cost-plus based collaboration agreement received for providing the product and channel development services relating to an LV&B (low-vision and blindness) product-level solution.

The Company had revenue for the years 2022 and 2021 of $30,000 and $45,040, respectively, resulting from an agreement relating to product and channel development of the low-vision and blind product level solution. This agreement that was in force during the 2022 period. The licensee requested product design assistance and agreed to reimburse Innovega for this effort. At the start of each quarter and based on forecast effort by Innovega, the licensee agreed to a fixed monthly fee. These fees were treated as Innovega revenue and costs associated with these efforts were captured as Innovega’s cost of revenue. We entered into this agreement with a leader in the supply of devices for the visually impaired, including legally blind patients. Included in this agreement was the obligation to compensate us for consulting work performed by members of our team. plan to continue monetizing our intellectual property by licensing and other fee-based arrangements.

Note 2 – Summary of Significant Accounting Policies (continued)

Advertising expense – The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2022 and 2021 was approximately $50,539 and $992, respectively.

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Income taxes – The Company records deferred tax assets and liabilities resulting from temporary differences between the tax basis of assets and liabilities, and their reported amounts in the financial statements that will result in taxable deductions or income in future years. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the date of change. A valuation allowance is established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Stock-based compensation – Compensation costs related to equity instruments granted are generally recognized at the grant-date fair value of the awards. Additionally, the Company accounts for forfeitures as they occur. No related tax benefits of the stock-based compensation costs have been recognized since the Company’s inception.

For the years ended December 31, 2022 and 2021, the Company recognized $408,309 and $179,283, respectively, in stock-based compensation expense associated with equity awards granted to employees, directors, or officers of the Company or to third-party consultants.

Equity instruments awarded to non-employees as the underlying awards vest, unless the instruments are fully vested, immediately exercisable, and non-forfeitable on the date of grant.

The Company generally grants stock options to purchase common stock with exercise prices equal to the value of the underlying stock, as determined by the Board of Directors on the date the equity award was granted. The Board of Directors determines the value of the underlying stock by considering a number of factors, including third party valuation, historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s preferred stockholders, and the lack of liquidity of the Company’s common stock.

The fair value of options granted to employees and non-employees during the period was estimated on the date of grant using the Black-Scholes method with the following assumptions:

	2022	2021
Expected term	7 years	7 years
Average risk-free interest rate	2.68%	0.86%
Volatility	67%	67%
Dividend yield	0%	0%
Stock Price	$0.75 to 0.83	$0.75
Exercise Price	$0.75 to 0.83	$0.75

Note 2 – Summary of Significant Accounting Policies (continued)

The Company estimates the term of the award for employees using the simplified method. For non-employees, the Company uses the contractual term, which is generally 10 years, as the expected term. As the Company does not have a public trading history for its common shares, the expected volatility incorporates historical volatility of similar entities whose share prices are publicly available. The risk-free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the share-based awards. The company issues shares upon option exercise.

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Recently issued accounting pronouncements – In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for leases currently classified as operating leases. Under the new standard a lessee will recognize a liability on the balance sheet representing the lease payments owed, and a right-of-use-asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and lease liabilities. The new standard is effective for the Company on January 1, 2022 and the Company adopted it as of this date to coincide with their new San Diego facility lease effective date. As of December 31, 2022, the right to use asset is $431,498, the lease liability is $451,149 and the deferred rent is $0. Under the previous accounting standards, the Company would have had $19,338 in deferred rent. The difference in expense is minimal.

Subsequent events – The Company evaluated subsequent events through April 28, 2023, the date on which these financial statements were available to be issued (see Note 15).

Note 3 – Earnings per Share Attributable to Common Stockholders

Basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted-average number of common shares outstanding during the period without consideration for common stock equivalents. Diluted net income per share attributable to common shareholders is computed by dividing net income by the weighted-average number of common shares outstanding during the period and potentially dilutive common share equivalents, including stock options, restricted stock units and restricted stock awards, except in cases where the effect of the common stock equivalent would be antidilutive. Potential common stock equivalents consist of common stock issuable upon exercise of stock options and vesting of restricted stock units and restricted stock awards using the treasury stock method. All potentially dilutive shares are anti-dilutive for both years due to the Company’s net loss.

Note 3 – Earnings per Share Attributable to Common Stockholders (continued)

	2022	2021
Basic earnings per share:
Net loss attributable to common stockholders (numerator)	$(3,862,952)	$(2,802,645)
Weighted-average common shares outstanding (denominator)	9,947,968	9,447,968
Basic earnings per share	$(0.37)	$(0.30)

Diluted earnings per share:
Net loss attributable to common stockholders (numerator)	$(3,862,952)	$(2,802,645)
Weighted-average common shares outstanding (denominator)	9,947,968	9,447,968
Diluted earnings per share	$(0.37)	$(0.30)

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The potential dilutive effects of converting all outstanding convertible notes, SAFE notes and warrants are outlined below.

	2022	2021
Preferred shares	8,467,739	8,120,884
Warrants	132,514	132,514
Stock options	3,772,621	2,403,276

The weighted-average life, exercise price and intrinsic value of the warrants are outlined below.

	2022	2021
Weighted-Average Life	1.0	2.0
Exercise Price	$0.01	$0.01
Intrinsic Value	108,829	98,229

As of December 31, 2022 and December 31, 2021, there is one warrant outstanding for 132,514 common shares. The grant date of the warrant is December 22, 2018. The warrant has a life of 5 years with an expiration date of December 22, 2023. The warrant has an exercise price of $0.01 per share.

Note 4 – Property and Equipment, Net

Property and equipment consist of the following at December 31, 2022 and 2021:

	2022	2021
Computer Equipment and Software	$121,202	$117,890
Laboratory Equipment	496,184	348,382
Office Equipment	15,406	0
Furniture and Fixtures	39,196	2,577
Leasehold Improvements	46,056	0
Less accumulated depreciation	(392,237)	(320,644)
	$325,807	$148,205

Note 4 – Property and Equipment, Net (continued)

Depreciation expense related to property and equipment was $63,420 and $45,074 for the years ended December 31, 2022 and 2021, respectively.

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Note 5 – Intangible Assets, Net

Intangible assets consist of the following at December 31, 2022 and 2021:

	2022	2021
Capitalized patent filing fees	$1,114,809	$900,888
Less accumulated amortization	(273,633)	(223,956)
	$841,176	$676,932

The Company has determined the patent filing fees to have an original useful life of 20 years based upon the estimated period the Company may obtain future economic benefit from the related patents. The patent filing fees are amortized over the estimated life using the straight-line method. Amortization expense of $49,677 and $38,032 for the years ended December 31, 2022 and 2021, respectively, was recorded within general and administration expense. Estimated amortization expense related to intangible assets for the years ending December 31 are as follows:

2023	$55,740
2024	55,740
2025	55,740
2026	55,740
2027	55,740
Thereafter	562,476
$841,176

Note 6 – Going Concern

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. However, the Company has generated minimal revenues to date and has accumulated losses to date. The Company does not currently have any revenue generating operations. These conditions, among others, raise substantial doubt about the ability of the Company to continue as a going concern.

In view of these matters, continuation as a going concern is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to, meets its financial requirements, raise additional capital, and the success of its future operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

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Note 6 – Going Concern (continued)

Management plans to fund operations of the Company through advances from existing shareholders and an initial public offering until such a time as a business combination or other profitable investment may be achieved. There are no written agreements in place for such funding or issuance of securities and there can be no assurance that such will be available in the future. Management believes that this plan provides an opportunity for the Company to continue as a going concern.

Note 7 – Shareholder Notes

As of December 31, 2021, there were five notes outstanding totaling $650,000 with three of the notes totaling $200,000 from the CEO, Stephen Willey. The notes from the CEO were all at 1% monthly interest. The $100,000 note dated July 31, 2020 may be called on demand any time after September 30, 2020. The two notes totaling $100,000 issued in 2021 may be called on demand any time after August 31, 2021.

During 2022, two of the notes totaling $450,000, including any accrued but unpaid interest, were repaid. Also during 2022, three new notes for $250,000 each and totaling $750,000 were issued, each with an interest rate of 1.5% per month. All three new notes issued in 2022 may be called on demand any time after May 31, 2023. Interest is due and payable monthly. There was no unpaid accrued interest on the three notes issued in 2022 as of December 31, 2022. All three noteholders are also investors in the Company.

As of December 31, 2022, the Company had $950,000 in notes outstanding. Three notes from the CEO totaling $200,000 issued in 2020 and 2021, plus the three additional notes issued in 2022 totaling $750,000.

Note 8 – SBA Loans

The Company borrowed $112,420 in April 2020 from the US Small Business Administration under the Payroll Protection Program (PPP). The Company also borrowed $6,000 in April 2020 from the US Small Business Administration under the Economic Injury Disaster Loan (EIDL). The Company received SBA forgiveness in April 2021.

Note 9 – Stockholders’ Equity (Deficit)

Preferred Stock

The following is a summary of terms for the preferred stock:

Conversion – Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in the Section 4 of the Company’s Charter, the conversion rate for such series shall be appropriately increased or decreased.

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Note 9 – Stockholders’ Equity (Deficit) (continued)

“Conversion Price” means $1.6583 per share for the Series Seed Preferred Stock, $3.00 per share for the Series A-1 Preferred Stock, $1.66829 per share for the Series A-2 Preferred Stock and $2.075 per share for the Series A-3 Preferred Stock (subject to adjustment from time to time).

Each share of preferred stock is currently convertible into one share of common stock.

Each share of Preferred Stock shall automatically be converted into fully paid, non-assessable shares of Common Stock at the then effective conversion rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offering and sale of the Corporation’s Common Stock provided that the aggregate gross proceeds to the Corporation are not less than $5,000,000, (ii) the written request for such conversion from the holders of the majority of Preferred Stock then outstanding voting as a single class and an as converted basis, or, (iii) upon the prior cumulative conversion of a majority of the Preferred Stock.

Liquidation preference – In the event of a liquidation, dissolution or winding-up of the Company, holders of any series of preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Stock, an amount per share for each share of preferred stock held by them equal to the Liquidation Preference specified for such share of that series of preferred stock, plus all declared but unpaid dividends (if any) on such share.

Liquidation Preference means $1.6583 per share for the Series Seed Preferred Stock, $3.00 per share for the Series A-1 Preferred Stock, $1.66829 per share for the Series A-2 Preferred Stock and $2.075 per share for the Series A-3 Preferred Stock (subject to adjustment from time to time.

Thereafter, any remaining funds of the Company shall be distributed with equal priority and pro rata among the holders of common stock in proportion to the total common stock outstanding. In the event that any liquidation, dissolution or winding-up of the Company would result in proceeds per share in excess of the liquidation preference payable to any series of preferred stock, then the shares of such series of preferred stock shall forgo such liquidation preference and instead participate with common stock on a pro-rata, as-converted basis as if all such shares of preferred stock had been converted to common stock immediately prior to the liquidation event.

If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the preferred stock are insufficient to permit the payment to such holders of the full amounts, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of each series of preferred stock in proportion to the full amounts they would otherwise be entitled to receive.

45

Note 9 – Stockholders’ Equity (Deficit) (continued)

During 2021, the Company issued 1,868,345 shares of Series A-1 Preferred Stock for $4,245,102 (net of issuance costs). Also during 2021, the Company issued 1,610,514 and 1,123,787 shares of Series A-2 and Series A-3 for the conversion of convertible and SAFE notes, respectively.

During 2022, the Company issued an additional 346,855 shares of Series A-1 Preferred Stock for $924,417 (net of issuance costs).

Dividends – Holders of preferred stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available and in preference to any other payment of any dividend or distribution, non-cumulative cash dividends at the Dividend Rate for each share of preferred stock (adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like). In the event the Board of Directors declares a dividend payable upon the then outstanding shares of common stock, convertible preferred stockholders shall be entitled to receive the amount of dividends per share which would be payable on the number of whole shares of common stock into which each share of convertible preferred stock could be converted. No dividends have been declared or paid to date.

“Dividend Rate” shall mean an annual rate of $0.1326 per share for the Series Seed Preferred Stock, an annual rate of $0.24 per share for the Series A-1 Preferred Stock, an annual rate of $0.13346 per share for the Series A-2 Preferred Stock and an annual rate of $0.166 per share for the Series A-3 Preferred Stock.

Voting – Holders of preferred stock and the holders of common stock shall vote together and not as separate classes. Holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date. Each holder of shares of common stock are entitled to one vote for each share thereof held.

Redemption – Except in the case of a liquidation event, preferred stock is not redeemable.

Additional rights –Pursuant to the Amended and Restated Stockholders’ Agreement, at each annual meeting of the stockholders of the company or any meeting of the stockholders of the Company at which members of the Board of Directors are to be elected by the stockholders, the stockholders who are parties to this Agreement will agree to vote their shares to elect:

two (2) Officer Designees as Common Directors;

one (1) Common Designee as a Common Director; and

one (1) Series Seed Designee as the Series Seed Director.

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Note 9 – Stockholders’ Equity (Deficit) (continued)

(a) The “Officer Designees” shall be Stephen Willey and Jerome Legerton for so long as Stephen Willey and Jerome Legerton remain officers, employees or consultants of the Company, except that if Stephen Willey or Jerome Legerton declines or is unable to serve, their successors shall be designated by the holders of a majority of the shares of Common Stock held by all Common Holders.

(b) The “Common Designee” shall be chosen by the Common Holders holding at least a majority of the shares of Common Stock held by all Common Holders, and who will initially be Shane Kim.

(c) The “Series Seed Designee” shall be chosen by the Investors holding at least a majority of the outstanding shares of Series Seed Preferred Stock subject to the approval of the other members of the Board, whose consent shall not be unreasonably withheld, and who will initially be Jeff Bradley.

Other than in connection with a best efforts or firm commitment underwritten public offering or an offering pursuant to Regulation A under the Securities Act of 1933, as amended the company pursuant to the Stockholders’ Agreement the company granted to (1) each Major Seed Investor (each Investor that holds at least 60,302 shares of Series Seed Preferred Stock) and (2) each Investor that holds shares of Series A Preferred Stock representing an aggregate of at least $100,000 (each, a “Major Series A Investor”) (the Major Seed Investors together with the Major Series A Investors, the “Major Preferred Investors”), that qualifies as an “accredited investor” under Regulation D of the Securities Act, the right of first offer to purchase its pro rata share of new securities, which the Company may propose to sell and issue.

Common Stock to be Issued to Legal Counsel

In lieu of charging upfront cash fees for the Pre-IPO Offering, Offering or Application, the Company has agreed to issue the legal counsel advising the offering fifty thousand (50,000) shares of its commons stock upon execution of the agreement, with reverse split protection up and to the closing date of the Offering (the “Shares”). The shares were due and earned upon execution of the agreement. The Company has recorded the fair market value of these shares as a deferred offering costs in anticipation of an initial public offering. The fair market value was determined using a $0.83 per common share.

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Note 9 – Stockholders’ Equity (Deficit) (continued)

Common stock reserved for future issuance – Common stock and Series Seed Preferred stock reserved for future issuance consists of the following at December 31, 2022 and 2021:

	2022	2021
Common Shares
Authorized	50,000,000	50,000,000
Issued	10,447,968	9,447,968

Remaining to be issued	39,552,032	40,552,032

Total Preferred Stock
Authorized *	16,252,539	16,252,539
Issued *	8,467,739	8,120,884

Remaining to be issued *	7,784,800	8,131,655

Series Seed Preferred
Authorized	3,518,238	3,518,238
Issued	3,518,238	3,518,238

Remaining to be issued	-	-

Series A-1 Preferred
Authorized	5,000,000	5,000,000
Issued	2,215,200	1,868,345

Remaining to be issued	2,784,800	3,131,655

Series A-2 Preferred
Authorized	1,610,514	1,610,514
Issued	1,610,514	1,610,514

Remaining to be issued	-

Series A-3 Preferred
Authorized	1,123,787	1,123,787
Issued	1,123,787	1,123,787

Remaining to be issued	-	-

*	The remaining 5,000,000 undesignated shares of Preferred Stock may be issued from time to time in one or more series.

Note 10 – Stock Option Plan

Stock options – In 2008, the Company adopted the 2008 Equity Incentive Plan (the Equity Incentive Plan) that provides for the issuance of up to 1,000,000 incentive and nonqualified common stock options to employees, directors, officers, and consultants of the Company. As of January 1, 2016, the Company had authorized the issuance of up to 1,950,000 incentive and nonqualified common stock options. On June 11, 2017, the Company authorized an additional 1,952,732 shares of common stock for issuance under the Plan. As of December 31, 2017, there were 2,231,274 shares available for grant under the Plan. The Equity Incentive Plan provides for the grant of incentive stock option and non-statutory stock options awards to eligible recipients. Recipients of incentive stock options shall be eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The contractual term of options granted under the Equity Incentive Plan is four years. The options generally vest over the requisite service period of four years. The following table summarizes the Company’s stock option activity:

	2022	2021
Outstanding on January 1	2,403,726	2,110,281

Granted during the year	2,368,895	299,903
Exercised during the year	(1,000,000)	-
Cancelled during the year (forfeited)	-	(6,458)

Outstanding on December 31	3,772,621	2,403,726

Vested at end of year	2,253,007	2,170,178
Shares expected to vest	1,519,614	233,548

The weighted-average grant-date fair value per share of options granted during the years ended December 31, 2022 and 2021, was $0.79 and $0.75, respectively. The intrinsic value for December 31, 2022 and 2021, was $742,144 and $1,071,157, respectively. The Company has an independent 3rd-party firm perform a 409A valuation annually to determine the fair market value of the Company’s common shares. All options issued during 2021 and 2022 had a term of 10 years. During the years ended December 31, 2022 and 2021, 349,436 and 428,057 options vested, respectively, with weighted-average grant-date fair value per share at December 31, 2022 and 2021, of $0.47 and $0.25, respectively. The weighted-average life at December 31, 2022 and 2021 was 6.5 and 3.8 years, respectively. The weighted-average exercise price at December 31, 2022 and 2021 was $0.79 and $0.75, respectively.

At December 31, 2022, there were 1,519,614 unvested options outstanding that have a weighted-average life of 6.5 years, which have a weighted-average grant-date fair value per share of $0.47. For the year ended December 31, 2022, the Company granted 2,368,895 stock options to employees and consultants.

Remaining stock option compensation expense for existing vested options is estimated to be;

Years Ended
2023	$226,182
2024	$192,090
2025	$111,755
2026	$15,573

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Note 10 – Stock Option Plan (continued)

In accounting for stock options with performance conditions, the Company assesses the probability that performance conditions will be achieved and, if probable, compensation cost is accrued and recognized ratably over the estimated service period to achieve the performance conditions. If the Company assesses that is not probable the performance conditions will be achieved, no compensation cost is recognized. None of the stock options that have been granted to consultants have been exercised.

Note 11 – Income Taxes

Significant components of the Company’s deferred tax assets at December 31 are shown below. A valuation allowance of $3,553,856 has been recorded at December 31, 2022, to offset the deferred tax assets as realization of such assets does not meet the “more likely than not” threshold. The change in the valuation allowance was $(770,318) and $(1,389,998) for the years ended December 31, 2022 and 2021, respectively.

	2022	2021
Deferred tax assets
Accrual to cash	$376,269	$405,057
Net operating loss carryforwards	2,948,383	2,401,581
Intangibles	10,432	-
Section 174 costs	256,184	-
ROU Liability	94,741	-
Other	138,224	132,936

Total deferred tax assets	$3,824,233	$2,939,574

Deferred tax liabilities
Intangibles	$(176,647)	$(142,156)
ROU Asset	(90,615)	-
Other	(3,115)	(13,880)

Total deferred tax liabilities	$(270,377)	$(156,036)

Net deferred tax assets	$3,553,856	$2,783,538

Less valuation allowance	(3,553,856)	(2,783,538)

Net deferred tax assets	$-	$-

At December 31, 2022, the Company has federal net operating loss carryforwards of $14,039,920 which will be available indefinitely. Utilization of the net operating loss may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by IRC Section 382.

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Note 11 – Income Taxes (continued)

The Company applies authoritative guidance relating to the accounting for uncertainty in income taxes. The guidance outlines the recognition threshold and measurement attributes for financial statement disclosure of tax positions taken, or expected to be taken, on a tax return. The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained. There are no unrecognized tax benefits included in the Company’s balance sheet at December 31, 2022 and 2021. The Company has not recorded any interest or penalties due to uncertain tax positions.

The Company’s effective tax rate differs from the amount computed by applying the statutory federal income tax rate of 21% to pre-tax losses due to the effects of nondeductible items and the valuation allowance. The Company files an income tax return in the U.S. Federal, Florida and California jurisdictions. Generally, the Company’s statute of limitations remains open for tax years since 2011 due to the net operating loss carry forwards.

Note 12 – Commitments and Contingencies

Operating leases – The Company leases office space in San Diego, California and Bellevue, Washington. Rental expense for the years ended December 31, 2022 and 2021, totaled $168,050 and $64,965, respectively.

The Company rents office space in Bellevue, Washington for its administrative office that is currently on a month-to-month basis.

In October 2021, the Company entered into a new 62 (sixty-two) month lease in San Diego, California starting January 2022 for 5,243 rentable square feet. This lease is classified as an operating lease. Base rent is $1.55/sf with 3% annual increases. Operating expenses are estimated to be $0.42/sf of which Innovega’s share is 7.04%. Additionally, the landlord has provided Innovega a $15/sf tenant improvement allowance. All tenant improvements are repaid and amortized over the life of the lease.

The Company has classified the new San Diego lease as an operating lease. The Company has used an 8% discount rate to determine the present value of its lease obligations and the imputed interest portion of its lease liability.

Management has elected to separate non-lease components. Accordingly, CAM and taxes will be charged to expense in the period incurred.

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Note 12 – Commitments and Contingencies (continued)

As of December 31, 2022, future minimum rental payments required under operating leases and services agreements that have initial or remaining noncancelable lease terms in excess of one year are as follows:

2023	$123,095
2024	$126,109
2025	$129,212
2026	$132,410
2027	$22,617
Total lease payments	$533,443
Imputed interest	$(82,294)
Lease liability	$451,149

Short-term lease liability	$90,265
Long-term lease liability	$360,884
Total lease liability	$451,149

Legal Fees – The Company has a commitment to issue 50,000 common shares to its legal counsel (see note 9) plus another $225,000 contingent liability for legal fees owed upon closing of the Company’s initial public offering.

Note 13 – Related Parties

The Company engages Global Ophthalmic Consultants, LLC to perform certain clinical lab consulting and support services for the Company. Dr. Jerome Legerton, Innovega’s Chief Clinical and Regulatory Officer, is also a principal of Global Ophthalmic Consultants, LLC. During the years ended December 31, 2022 and 2021, the Company paid Global Ophthalmic Consultants, LLC $12,076 and $19,110, respectively. As of the periods ending December 31, 2022 and 2021, the Company had no outstanding amounts due, or receivables from, Global Ophthalmic Consultants, LLC.

The Company borrowed $200,000 from the CEO, Stephen Willey, as three shareholder notes each at an interest rate of 1% per month. The first note for $100,000 was in July 2020 and the other two notes for $50,000 each were in March 2021.

The Company had $1,280,149 and $1,542,061 in deferred compensation as of December 31, 2022 and December 31, 2021, respectively. These amounts are due to the Company’s CEO and Chief Clinical and Regulatory Officer, who are both officers of the Company and therefore have the authority to determine when this liability is paid. These liabilities have been classified as long-term liabilities as the Company does not expect to pay out any deferred compensation in the following the twelve months.

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Note 14 – Defined Contribution Plan

The Company has established a 401(k) plan, a defined contribution plan for its employees, with eligibility commencing on an employee’s date of hire. Contributions to the 401(k) plan are based on a percentage of the employee’s gross compensation, limited by Internal Revenue Service guidelines for such plans. The Company made matching contributions to the plan for the years ending December 31, 2022 and 2021, of $35,547 and $37,530, respectively.

Innovega will match employee 401k contributions to a maximum of 4% of each gross payroll amount. Innovega will cover the expense of an online service and of an asset manager who will offer employees a variety of investment portfolios.

Note 15 – Subsequent Events

In February, the board approved a resolution authorizing the issuance of up to $1.0 million in new promissory notes. The $250,000 note (see below) issued in February was part of this authorization.

In February, the Company received $250,000 in a shareholder note from Charles Dale. The monthly interest rate on the note is 1.5% per month and has a maturity date of December 31, 2023.

In February, the Company’s investment banker, EF Hutton, informed the Company that they intend to terminate their engagement letter. The company is currently in discussions with other investment bankers to replace EF Hutton.

In February, the Company terminated a license and distribution agreement and entered into a non-binding Letter of Intent (LOI) to discuss future joint product development and commercialization efforts.

Item 8. INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Second Amended and Restated Certificate of Incorporation (included as exhibit 2.1 to the company’s Form 1-A/A filed on March 15, 2021, available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221005969/ex2-1.htm
2.2	Bylaws (included as exhibit 2.2 to the company’s Form 1-A/A filed on March 15, 2021, available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221005969/ex2-2.htm
3.1	Form of Amended and restated Stockholders’ Agreement (included as exhibit 3.1 to the company’s Form 1-A filed on February 4, 2 021, available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221002611/ex3-1.htm
3.2	Amendment to 2019 Convertible Promissory Notes (included as exhibit 3.2 to the company’s Form 1-A filed on February 4, 2021, available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221002611/ex3-1.htm
3.3	Note Purchase Agreement dated as of January 22, 2019, among Innovega Inc. and the investors named therein (included as exhibit 3 .3 to the company’s Form 1-A filed on February 4, 2021, available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221002611/ex3-3.htm
3.4	Form of Simple Agreement for future Equity (included as exhibit 3.4 to the company’s Form 1-A filed on February 4, 2021,
Available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221002611/ex3-4.htm
3.5	Form of Note Conversion Acknowledgment (included as exhibit 3.5 to the company’s Form 1-A filed on February 4, 2021,
Available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221002611/ex3-5.htm
3.6	Form of SAFE Conversion Acknowledgment (included as exhibit 3.6 to the company’s Form 1-A filed on February 4, 2021,
Available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221002611/ex3-6.htm
3.7	Amendment to SAFE Notes Agreement (included as exhibit 3.7 to the company’s Form 1-A filed on February 4, 2021,
Available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221002611/ex3-7.htm
4.1	Form of Subscription Agreement (included as exhibit 4 to the company’s Form 1-A POS filed on January 20, 2022.
Available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315222001632/ex4.htm
4.2	Form of Direct Subscription Agreement (included as exhibit 4.2 to the company’s Form 1-U filed on April 22, 2021, available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221009455/ex4-2.htm
6.1	Innovega Inc. 2008 Equity Incentive Plan (included as exhibit 6.1 to the company’s Form 1-A filed on February 4, 2021,
Available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221002611/ex6-1.htm
6.2	LEASE AGREEMENT BETWEEN BERNARDO WINDELL, LLC
https://www.sec.gov/Archives/edgar/data/1474232/000149315221032541/ex6-2.htm
8.2	Form of Escrow Agreement filed as Exhibit 8.2 to the company’s Form 1-A POS filed on December 27, 2021
Available here: https://www.sec.gov/Archives/edgar/data/1474232/000149315221032541/ex8-2.htm

11.1	Auditor’s Consent

*Previously filed with the company’s Form 1-A and incorporated by reference by hyperlink

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, State of California, on April 28, 2023.

INNOVEGA INC.

By:	/s/ Stephen Willey
Stephen Willey
Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Stephen Willey	April 28, 2023
Stephen Willey
Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, Director

/s/ Jerome Legerton
Jerome Legerton	April 28, 2023
Chief Clinical & Regulatory Officer, Secretary, Director

/s/ Shane Kim	April 28, 2023
Shane Kim Director

/s/ Jeff Bradley	April 28, 2023
Jeff Bradley Director

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